UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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AMARIN CORPORATION PLC

(Name of Registrant as Specified In Its Charter)

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First Floor, Block 3, The Oval

Shelbourne Road, Ballsbridge, Dublin 4, Ireland

(Registered in England & Wales under Company No. 2353920)

NOTICE IS HEREBY GIVEN that the Annual General Meeting of Shareholders of Amarin Corporation plc, a company registered in England and Wales (the “Company”), will be held at Herbert Park Hotel, Ballsbridge, Dublin 4, Ireland on July 12, 2011 at 8:00 a.m. local time for the purpose of considering and, if thought fit, passing the following resolutions, resolutions one to seven being proposed as ordinary resolutions and resolution eight being proposed as a special resolution:

Ordinary Business

1.	To re-elect Dr. Joseph Anderson as a director;

2.	To re-elect Dr. James I. Healy as a director;

3.	To elect Ms. Kristine Peterson as a director;

4.	To elect Dr. David Feigal as a director;

5.	To hold an advisory (non-binding) vote on the Company’s executive compensation;

6.	To hold an advisory (non-binding) vote on the frequency of future advisory votes on executive compensation;

7.	To hold an advisory (non-binding) vote on the directors’ remuneration report for the fiscal year ended December 31, 2010;

8.	To appoint Deloitte & Touche LLP as auditors of the Company to hold office until the conclusion of the next general meeting at which accounts are laid before the Company and to authorize the audit committee of the board of directors of the Company to fix the auditors’ remuneration; and

Special Business

9.	To adopt and approve the proposed Amarin Corporation plc 2011 Stock Incentive Plan.

Additional Business

As a public limited company organized under the laws of England and Wales, it is a statutory requirement that the Board lay before the Annual General Meeting the Company’s statutory accounts, which are the annual report and the accounts for the financial year ended December 31, 2010 prepared in accordance with International Financial Reporting Standards (the “Statutory Accounts”). The Company does not expect that other items of business are to be considered at the Annual General Meeting.

Only shareholders who held shares at the close of business on the record date, April 29, 2011, may vote at the Annual General Meeting, including any adjournment or postponement thereof.

The accompanying Proxy Statement more fully describes the details of the business to be conducted at the Annual General Meeting. After careful consideration, our Board of Directors has unanimously approved the proposals and recommends that you vote FOR each director nominee, FOR each proposal subject to a binding vote described in the Proxy Statement and for holding an advisory vote on the compensation of the Company’s named executive officers every ONE year.

The Company’s principal executive offices are located at First Floor, Block 3, The Oval, Shelbourne Road, Ballsbridge, Dublin 4, Ireland. The registered office of Amarin Corporation plc is currently at 110 Cannon Street, London EC4N 6AR, England. Effective on or about May 3, 2011, the registered office of Amarin Corporation plc will be One New Change, London EC4M 9AF. A copy of the Company’s Annual Report for the year ended December 31, 2010, which contains audited consolidated financial statements, prepared in accordance with U.S. generally accepted accounting principles, and other information, accompanies this Notice and the enclosed Proxy Statement.

Important Notice of Internet Availability. This proxy statement and the accompanying 2010 Annual Report will also be available to the public at http://investor.amarincorp.com.

We look forward to seeing you at the Annual General Meeting.

Sincerely,

Joseph S. Zakrzewski

Chief Executive Officer and Executive Chairman

May 2, 2011

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL GENERAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD USING THE ENCLOSED RETURN ENVELOPE, AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE REPRESENTED BY AMERICAN DEPOSITARY SHARES AND HELD ON DEPOSIT BY CITIBANK, N.A., AS DEPOSITARY, OR IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO HAVE YOUR VOTES CAST AT THE MEETING, YOU MUST OBTAIN, COMPLETE AND TIMELY RETURN A PROXY CARD ISSUED IN YOUR NAME FROM THAT INTERMEDIARY IN ACCORDANCE WITH ANY INSTRUCTIONS PROVIDED THEREWITH.

PROXY STATEMENT FOR

2011 ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON JULY 12, 2011

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Amarin Corporation plc, a public limited company registered in England & Wales (“Amarin” or the “Company”) for use at the Company’s 2011 Annual General Meeting of shareholders, to be held at Herbert Park Hotel, Ballsbridge, Dublin 4, Ireland, on July 12, 2011, at 8:00 a.m. local time for the purpose of considering and, if thought fit, passing the resolutions specified in the Notice of Annual General Meeting. This proxy statement is being mailed to shareholders on or about May 11, 2011.

For a proxy to be effective, it must be properly executed and dated and lodged (together with a duly signed and dated power of attorney or other authority (if any) under which it is executed (or a notarially certified copy of such power of attorney or other authority)) at the offices of the Company’s registrars, Equiniti of Aspect House, Spencer Road, Lancing, West Sussex, UK BN99 6ZL (the “Registrars”) so as to be received by 8:00 a.m. local time on July 8, 2011. Each proxy properly tendered will, unless otherwise directed by the shareholder, be voted FOR the proposals subject to a binding vote, FOR the nominees described in this Proxy Statement, for holding an advisory vote on the compensation of the Company’s named executive officers every ONE year and at the discretion of the proxy holder(s) with regard to all other matters that may properly come before the meeting.

The Company will pay all of the costs of soliciting proxies. We will provide copies of our proxy materials to the depositary for our American Depositary Shares (Citibank, N.A.), brokerage firms, fiduciaries and custodians for forwarding to beneficial owners and will reimburse these persons for their costs of forwarding these materials. Our directors, officers and employees may also solicit proxies by telephone, facsimile, or personal solicitation; however, we will not pay them additional compensation for any of these services.

Shares Outstanding and Voting Rights

Amarin is registered in England & Wales and therefore subject to the Companies Act 2006, which, together with the Articles of Association of the Company (the “Articles”), governs the processes for voting at Annual General Meetings. There are a number of differences between English and U.S. law in relation to voting. At the Annual General Meeting, a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is demanded by (a) the chairman, (b) at least two shareholders entitled to vote at the meeting, (c) a shareholder or shareholders representing not less than one-tenth of the total voting rights of all shareholders having the right to vote at the meeting (excluding any voting rights attached to shares that are held as treasury shares) or (d) a shareholder or shareholders holding shares conferring a right to vote at the meeting being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all shares conferring that right (excluding any shares in the Company conferring a right to vote at the meeting that are held as treasury shares).

Only holders of record of our ordinary shares of £0.50 each (“Ordinary Shares”) at the close of business on April 29, 2011 (the “Record Date”), are entitled to notice of and to vote at the Annual General Meeting. On the Record Date, approximately 127,482,065 Ordinary Shares were issued and outstanding, of which approximately 127,154,906 were held in the name of Citibank, N.A. (the “Depositary”), which issues Company-sponsored American Depositary Receipts (“ADRs”) evidencing American Depositary Shares (“ADSs”) which, in turn, each represent one Ordinary Share. With respect to all matters to be voted on at the Annual General Meeting, each shareholder present has only one vote unless demand is made for a vote on a poll (in which case each shareholder gets one vote per ordinary share held). The presence, in person or by proxy, of at least two shareholders who hold shares as of the Record Date will constitute a quorum for the transaction of business at the Annual General Meeting. At any adjournment of the Annual General Meeting, if a quorum is not present within fifteen minutes from the time appointed for such meeting, one person entitled to be counted in a quorum present at the adjournment shall be a quorum.

Persons who hold Ordinary Shares directly on the Record Date (“record holders”) must return a proxy card or attend the Annual General Meeting in person in order to vote on the proposals. Persons who own Ordinary Shares indirectly on the Record Date through a brokerage firm, bank or other financial institution, including persons who own Ordinary Shares in the form of ADSs through the Depositary (“beneficial owners”), must return a voting instruction form to have their shares or the shares underlying their ADSs, as the case may be, voted on their behalf. Brokerage firms, banks or other financial institutions that do not receive voting instructions from beneficial owners may either vote these shares on behalf of the beneficial owners or return a proxy leaving these shares un-voted (a “broker non-vote”). ADR holders are not entitled to vote directly at the Annual General Meeting, but a Deposit Agreement exists between the Depositary and the holders of ADRs pursuant to which registered holders of ADRs as of the record date are entitled to instruct the Depositary as to the exercise of voting rights pertaining to the Ordinary Shares so represented. The Depositary has agreed that it will endeavor, insofar as practicable, to vote (in person or by delivery to the Company of a proxy) the Ordinary Shares registered in the name of Citibank, N.A., in accordance with the instructions of the ADR holders. In the event that the instruction card is executed but does not specify the manner in which the Ordinary Shares represented are to be voted (i.e., by marking a vote “FOR”, “AGAINST” or any other option), the Depositary will vote in respect of each proposal as recommended by the Board which is described in the Notice of Annual General Meeting. Instructions from the ADR holders should be sent to the Depositary so that the instructions are received by no later than 10:00 a.m. New York time on July 5, 2011 (the “Instruction Date”).

The Company has retained Equiniti of Aspect House to hold and maintain its register of members. Equiniti of Aspect House will be engaged by the Company to send proxy forms to all registered members appearing on that register and to take delivery of completed proxy forms posted to it in accordance with the details above.

Abstentions and broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, but will not be counted for the purpose of determining the number of votes cast on a given proposal. The required vote for each of the proposals expected to be acted upon at the Annual General Meeting is described:

Ordinary Resolutions

Proposals No. 1 to No. 4—Election of directors. A director is elected if a majority of the shares present at the meeting in person or by proxy and entitled to vote on the proposal are voted in favor of such director (whether voting is by show of hands or a poll is taken). As a result, abstentions will have the same effect as voting against the proposal and broker non-votes will have no effect on the vote outcome.

Proposal No. 5—Advisory (non-binding) vote on executive compensation. This advisory proposal will be approved if a majority of the shares present at the meeting in person or by proxy and entitled to vote on the proposal are voted in favor of the resolution (whether voting is by show of hands or a poll is taken). As a result, abstentions will have the same effect as voting against the proposal and broker non-votes will have no effect on the vote outcome.

Proposal No. 6—Advisory (non-binding) vote on frequency of say-on-pay votes. This advisory vote provides a choice among three frequency periods for future advisory votes on executive compensation (so-called “say-on-pay” votes). The frequency period that receives the most votes (i.e., every one, two or three years) will be deemed to be the recommendation of the shareholders. As a result, any shares that are not voted, whether by abstention, broker non-votes or otherwise, will not affect the outcome of this proposal, except to the extent that the failure to vote for a particular frequency period may result in another frequency period receiving a larger proportion of the votes cast.

Proposal No. 7—Advisory (non-binding vote) on the Directors’ Remuneration Report for the Fiscal Year Ended December 31, 2010. This advisory proposal must be approved by a majority of the shares present at the meeting in person or by proxy and entitled to vote on the proposal (whether voting is by show of hands or a poll is taken). As a result, abstentions will have the same effect as voting against the proposal and broker non-votes will have no effect on the vote outcome.

Proposal No. 8—Approval of independent registered public accounting firm. This proposal must be approved by a majority of the shares present at the meeting in person or by proxy and entitled to vote on the proposal (whether voting is by show of hands or a poll is taken). As a result, abstentions will have the same effect as voting against the proposal and broker non-votes will have no effect on the vote outcome.

Special Resolution

Proposal No. 9—Approval of the Company’s 2011 Stock Incentive Plan. This proposal requires the affirmative vote of at least 75% of the holders of shares present at the meeting in person or by proxy and entitled to vote on the proposal (whether voting is by show of hands or a poll is taken). As a result, abstentions will have the same effect as voting against the proposal and broker non-votes will have no effect on the vote outcome.

We encourage you to vote by proxy by mailing an executed proxy card. By voting in advance of the meeting, this ensures that your shares will be voted and reduces the likelihood that the Company will be forced to incur additional expenses soliciting proxies for the Annual General Meeting. Any record holder of our Ordinary Shares may attend the Annual General Meeting in person and may revoke the enclosed form of proxy at any time by:

•	executing and delivering to the corporate secretary a later-dated proxy; or

•	voting in person at the Annual General Meeting.

Beneficial owners of our Ordinary Shares and holders of ADSs representing our Ordinary Shares who wish to change or revoke their voting instructions should contact their brokerage firm, bank or other financial institution or the Depositary, as applicable, for information on how to do so. Generally speaking, however, beneficial owners of our Ordinary Shares and holders of ADSs representing our Ordinary Shares who wish to change or revoke their voting instructions may do so up until 10:00 a.m. New York Time on the Instruction Date. Beneficial owners who wish to attend the Annual General Meeting and vote in person should contact their brokerage firm, bank or other financial institution holding Ordinary Shares of Amarin on their behalf in order to obtain a “legal proxy,” which will allow them to both attend the meeting and vote in person. Without a legal proxy, beneficial owners cannot vote at the Annual General Meeting because their brokerage firm, bank or other financial institution may have already voted or returned a broker non-vote on their behalf. Record holders of ADSs representing our Ordinary Shares who wish to attend the Annual General Meeting and vote in person should contact the Depositary (and beneficial owners wishing to do the same should contact their brokerage firm, bank or other financial institution holding their ADSs) to cause their ADSs to be cancelled and the underlying shares to be withdrawn in accordance with the terms and conditions of the Deposit Agreement so as to be recognized by us as a record holder of our Ordinary Shares.

PROPOSALS NO. 1 TO NO. 4

ELECTION OF DIRECTORS

The Articles provide that, at every annual general meeting, one-third of the directors at the time shall retire from office (or, if the number of directors at the time is not a multiple of three, then the number nearest to but not exceeding one-third shall retire from office). The directors elected at the Annual General Meeting will hold office until their successors are elected and qualified, unless they resign or their seats become vacant due to death, removal, or other cause in accordance with the Articles.

As described below, the Board has nominated Doctors Anderson and Healy for re-election at the Annual General Meeting. Both nominees have indicated their willingness to serve if elected. Should either of the nominees become unavailable for election at the Annual General Meeting, the persons named on the enclosed proxy as proxy holders may vote all proxies given in response to this solicitation for the election of a substitute nominee chosen by the Board.

The Articles also provide that any director appointed to the Board since the 2010 Annual General Meeting shall only hold office until the 2011 Annual General Meeting and shall then be eligible for re-election (but shall not be taken into account in determining the directors who are to retire by rotation at the 2011 Annual General Meeting).

As described below, Ms. Kristine Peterson was appointed to the Board in November 2011 and will stand for election at the Annual General Meeting. Ms. Peterson has indicated her willingness to serve if elected. Should Ms. Peterson become unavailable for election at the Annual General Meeting, the persons named on the enclosed proxy as proxy holders may vote all proxies given in response to this solicitation for the election of a substitute nominee chosen by the Board.

As announced in a current report on Form 8-K filed on May 2, 2011, Dr. Manus Rogan informed the Company that he did not intend to stand for re-election at the Annual General Meeting. Dr. Rogan is expected to continue to serve and will retire immediately following the close of the Annual General Meeting. In light of the vacancy created by Dr. Rogan’s decision not to stand for re-election, the Board has recommended that Dr. David W. Feigal, Jr., M.D., M.P.H. be elected as a director at the Annual General Meeting. If elected, Dr. Feigal will be a member of the Board effective immediately following the Annual General Meeting.

Nomination of Directors

The Nominating and Corporate Governance Committee, which acts as the Company’s nominating committee, reviews and recommends to the Board potential nominees for election to the Board. In reviewing potential nominees, the Nominating and Corporate Governance Committee considers the qualifications of each potential nominee in light of the Board’s existing and desired mix of experience and expertise. Specifically, the Nominating and Corporate Governance Committee considers the following minimum criteria: whether the nominee has experience at a strategic or policymaking level in a business, government, non-profit or academic organization of high standing; whether the nominee is highly accomplished in his or her field, with superior credentials and recognition; whether the nominee is well regarded in the community and has a long-term reputation for the highest ethical and moral standards; whether the nominee has sufficient time and availability to devote to the affairs of the Company, particularly in light of the number of boards on which the nominee may serve; whether the nominee has a demonstrated history of actively contributing at board meetings (to the extent that the nominee serves or has previously served on other boards). These criteria are set forth in our Nominating and Corporate Governance Committee Charter. In addition to these minimum qualifications, the Nominating and Corporate Governance Committee recommends that the Board select persons for nomination to help ensure that: a majority of the Board shall be independent in accordance with NASDAQ rules; each of the Company’s Audit, Remuneration and Nominating and Corporate Governance Committees shall be comprised entirely of independent directors; and at least one member of the Audit Committee shall qualify as an audit committee financial expert as defined by SEC rules. In addition, the Nominating and Corporate Governance Committee may consider whether the nominee has direct experience in the pharmaceutical, biotechnology or healthcare industries or in the markets in which the Company operates and whether the nominee, if elected, would assist in achieving a mix of Board members that represents a diversity of background and experience. Although the Nominating and Corporate Governance Committee may consider whether nominees assist in achieving a mix of Board members that represents a diversity of background and experience, which is not only limited to race, gender or national origin, we have no formal policy regarding board diversity.

After reviewing the qualifications of potential Board candidates, the Nominating and Corporate Governance Committee presents its recommendations to the Board, which selects the final director nominees. Upon the recommendation of the Nominating and Corporate Governance Committee, the Board nominated Doctors Anderson and Healy for re-election as directors and Ms. Peterson and Dr. Feigal for election as directors. The Company did not pay any fees to any third parties to identify or assist in identifying or evaluating nominees for the Annual General Meeting.

The Nominating and Corporate Governance Committee considers shareholder nominees using the same criteria set forth above. Shareholders who wish to present a potential nominee to the Nominating and Corporate Governance Committee for consideration for election at a future annual general meeting of shareholders must provide the Nominating and Corporate Governance Committee with notice of the nomination and certain information regarding the candidate within the time periods set forth below under the caption “Shareholder Proposals.”

Nominees and Incumbent Directors

The Nominating and Corporate Governance Committee has recommended, and the Board has nominated, Doctors Anderson and Healy to be re-elected and Ms. Peterson and Dr. Feigal to be elected directors at the Annual General Meeting. The following table sets forth the following information for these nominees and the Company’s continuing directors: the year each was first elected a director of the Company, their respective ages and the positions currently held with the Company:

Nominee / Director Name and Year First Became a Director	Age	Position(s) with the Company
Nominees for Director:
Joseph Anderson, Ph.D (2009)	51	Director
David W. Feigal, Jr., M.D., M.P.H.	61	Director
James I. Healy, M.D., Ph.D. (2008)	46	Director
Kristine Peterson (2010)	51	Director

Continuing Directors:
Lars G. Ekman, M.D., Ph.D. (2008)	61	Director
Carl L. Gordon, Ph.D., CFA (2008)	46	Director
Jan van Heek (2010)	61	Director
Joseph S. Zakrzewski (2010)	48	Chief Executive Officer, Executive Chairman of the Board of Directors

Directors Nominated for Election

The following persons have been nominated by the Board to be elected as directors at the 2011 Annual General Meeting.

Joseph Anderson, Ph.D. joined Amarin as a non-executive director in October 2009 pursuant to a Management Rights Agreement entered into in connection with Abingworth LLP’s investment in the Company. Dr. Anderson is a Partner at Abingworth LLP, an international investment group dedicated to the life sciences and healthcare sectors. Dr. Anderson joined Abingworth LLP in January 2004. He leads private investments in public companies in the U.S. and Europe and manages open-market portfolios of small-cap public equities. He has more than 20 years of experience as a Fund Manager and Analyst in the pharmaceutical and bioscience sectors. From October 1999 through December 2003, Dr. Anderson was previously at First State Investments in London, part of the Commonwealth Bank of Australia, where he was Head of Global Healthcare Equities and Portfolio Manager. Prior to this, he was a Pharmaceuticals Analyst at investment bank, Dresdner Kleinwort Benson from June 1998 through October 1999. From 1990 to 1998, Dr. Anderson established and was Head of the Strategy Unit at The Wellcome Trust, one of the world’s largest medical foundations. Dr. Anderson is currently a Director of Algeta ASA, a publicly quoted oncology company developing radiopharmaceuticals, Epigenomics Ag, a publicly quoted diagnostics company, and Abingworth BioEquities Master Fund Limited, an offshore investment fund. Dr. Anderson has a Ph.D. in Biochemistry. Our Board has concluded that Dr. Anderson’s lengthy experience within the pharmaceutical and bioscience sectors make him a valuable member of our Board.

David W. Feigal, Jr., M.D., M.P.H., if elected as a director, will join Amarin as a non-executive director effective immediately following the conclusion of this Annual General Meeting. Dr. Feigal has been a principal of NDA Partners, LLP since 2010. From 2008 until 2010, Dr. Feigal served as Vice President of Global Regulatory Affairs at Amgen, Inc. and served as Senior Vice President of Global Regulatory Affairs and Global Safety Surveillance from 2006 until 2008. Dr. Feigal also served as a director for the Food and Drug Administration (“FDA”) Center for Devices and Radiological Health from 1999 through 2004, served as director for the FDA Center for Biologics Evaluation and Research from 1997 until 1999 and served as director for the FDA Center for Drug Evaluation and Research from 1992 until 1997 (he was director of the Division of Anti-Viral Drug Products from 1992 until 1996, acting director of the Division of Anti-Infective Drug Products from 1996 until 1997 and director of the Office of Drug Evaluation IV from 1995 until 1997). Dr. Feigal has also had a distinguished academic career in professorial positions at the Universities of California, Davis, San Diego and San Francisco. Dr. Feigal has served on the boards of directors of Renovo Ltd and Aspect Medical, Inc. and has served in scientific advisory roles for Baird Venture Partners, Panorama Capital, EJ Financial Services and In Vivo Therapeutics. Dr. Feigal received his Bachelor’s degree in Psychology from the University of Minnesota in 1971, his M.D. from Stanford University in 1976 and his M.P.H. from University of California, Berkeley in 1983. Given Dr. Feigal’s extensive experience and knowledge as a regulatory scientist, his prior service to the FDA product centers and his service as a director of other public companies in the life sciences industry, our Board has concluded that Dr. Feigal possesses the requisite skills to serve as a member of the Board.

James I. Healy, M.D., Ph.D. joined Amarin as a non-executive director in May 2008 pursuant to a Management Rights Agreement entered into in connection with Sofinnova’s investment in the Company. Dr. Healy joined Sofinnova Ventures as a General Partner in 2000. Dr. Healy was a founding investor and board member of Cellective (acquired by MedImmune), CoTherix (acquired by Actelion), Novacea, and Intermune. He also serves on the boards of directors of several private companies. In the pharmaceutical industry, Dr. Healy held positions at Bayer Pharmaceuticals (Miles) and ISTA Pharmaceuticals prior to its initial public offering. He began his private equity career at Sanderling Ventures. Dr. Healy earned B.A. degrees in Molecular Biology and Scandinavian Studies from the University of California at Berkeley, where he graduated with Distinction in General Scholarship, Honors, and received a Departmental Citation. He received his M.D. from Stanford University’s School of Medicine through the Medical Scientist Training Program, and earned his Ph.D. in Immunology from Stanford University, where he was a Beckman Scholar and received a bursary award from the Novartis Foundation. Dr. Healy is an active member of the BIO-NVCA Working Group. Dr. Healy serves on the Board of Directors of Anthera Pharmaceuticals, Inc. and InterMune, Inc., as well as the following private companies: Cebix Inc., Hyperion Therapeutics; InteKrin Therapeutics, Inc.; KaloBios Pharmaceuticals, Inc.; Sorbent Therapeutics; and Durata Therapeutics. Based on Dr. Healy’s extensive experience as a director of numerous biopharmaceutical companies, his prior positions with pharmaceutical companies and his medical training, the Board has determined that Dr. Healy possesses the necessary attributes to serve on our Board.

Kristine Peterson joined Amarin as a non-executive director in November 2010. Ms. Peterson has more than 27 years of pharmaceutical industry experience, including 20 years at Bristol-Myers Squibb, where she was responsible for sales, marketing and general management in a variety of therapeutic areas, including leading the cardiovascular and metabolic disease business unit. She is currently, and has been since June 2009, Chief Executive Officer at Valeritas, Inc., a medical technology company committed to the development and commercialization of innovative drug delivery solutions, with its lead product for the treatment of diabetes. Prior to joining Valeritas, Ms. Peterson was Company Group Chair for the biotech business at Johnson & Johnson from May 2006 through June 2009, was an Executive Vice President at Johnson & Johnson from August 2004 through May 2006 and was Senior Vice President of commercial operations at Biovail Corporation from May 2003 to August 2004. Ms. Peterson is currently a director of Valeritas, Inc., Bio International Trade Association and the Greater Philadelphia Life Sciences Congress. Ms. Peterson has an MBA degree in Marketing from the University of Illinois. Based on Ms. Peterson’s experience within the pharmaceutical industry and her executive experience, specifically her experience as an executive officer at other companies in the biotechnology industry, as well as her service on other boards of directors in the biotechnology industry, the Board believes Ms. Peterson has the appropriate set of skills to serve as a member of our Board.

Directors continuing in office

Lars G. Ekman, M.D., Ph.D. joined Amarin as a non-executive director in November 2008. He has more than 24 years of experience in the pharmaceutical industry. Dr. Ekman is currently the Chief Executive Officer and an Executive Board Member of Cebix Inc. and has served in this position since October 2008. He was Executive Vice President and President of Global Research and Development at Elan Corporation plc, from January 2001 to December 2007, where he is currently a director and chairs the Science and Technology Committee. Prior to joining Elan, he was Executive Vice President, Research and Development at Schwarz Pharma AG from February 1997 to December 2000 and was employed in a variety of senior scientific and clinical functions at Pharmacia, now Pfizer. In addition to Elan and Cebix, Inc., Dr. Ekman also sits on the Board of Directors of ARYx Therapeutics Inc., InterMune Inc., Ocera Therapeutics and Protox Therapeutics. Dr. Ekman is a board certified surgeon with a Ph.D. in experimental biology and has held several clinical and academic positions in both the United States and Europe. He obtained his Ph.D. and M.D. from the University of Gothenburg, Sweden. Based on Dr. Ekman’s experience within the pharmaceutical industry and his executive experience, specifically his experience as Chief Executive Officer and other executive positions at other companies in the biotechnology industry, as well as his service on other boards of directors in the biotechnology industry, the Board believes Dr. Ekman has the appropriate set of skills to serve as a member of our Board.

Carl L. Gordon, Ph.D., CFA joined Amarin as a non-executive director in May 2008 pursuant to a Management Rights Agreement entered into in connection with OrbiMed’s investment in the Company. Dr. Gordon is a founding General Partner and Co-Head of Private Equity of OrbiMed Advisors LLC, which was founded in 1998. Dr. Gordon is active in both private equity and small-capitalization public equity investments. Dr. Gordon served on the Board of Directors of BioCryst Pharmaceuticals, Inc. from 2004 until 2007 and Arius Research, Inc. from 2006 until 2009 and he currently serves on the Board of Directors of Acceleron Pharma, Complete Genomics, Inc. and Pacira Pharmaceuticals, Inc. He was a senior biotechnology analyst at Mehta and Isaly from 1995 to 1997. He was a Fellow at The Rockefeller University from 1993 to 1995. Dr. Gordon received a Ph.D. in Molecular Biology from the Massachusetts Institute of Technology. His doctoral work involved studies of protein folding and assembly. He received a Bachelor’s degree from Harvard College. Dr. Gordon’s experience from serving as a director of various companies within the pharmaceutical industry, as well as his educational training in biology, make him a valuable member of our Board.

Jan van Heek joined Amarin as a non-executive director effective February 2, 2010. He is currently a Principal and Partner at BioPoint Group, where he advises biotechnology and other healthcare companies in commercial strategy development, financing and business development. Prior to establishing BioPoint, Mr. van Heek spent more than 18 years at Genzyme Corporation, most recently as an Executive Vice President and Senior Advisor to the CEO and senior management team. Mr. van Heek is currently a board member of PanGenetics BV in the Netherlands and was a board member and Chairman of the Audit Committee of ViaCell Corporation, a U.S. public company, from 2002 until it was sold to Perkin Elmer Corporation in 2007. He received an MBA degree from St. Gallen University in Switzerland and an executive degree from Stanford Business School. Based on Mr. van Heek’s experience within the biotechnology industry and his executive experience, specifically his experience in executive officer positions at other companies in the biotechnology industry, as well as his service on other boards of directors, the Board believes Mr. van Heek has the appropriate set of skills to serve as a member of our Board.

Joseph S. Zakrzewski was appointed as Executive Chairman of our Board of Directors effective January 1, 2010 and appointed as our Chief Executive Officer effective November 10, 2010. Our agreement with Mr. Zakrzewski requires that his service to the Company as Chief Executive Officer be his primary business commitment. From May 2007 until May 2010, Mr. Zakrzewski served as the president and Chief Executive Officer of Xcellerex Incorporated. From January 2005 to May 2007, Mr. Zakrzewski served as the Chief Operating Officer of Reliant Pharmaceuticals. From 1988 through 2004, Mr. Zakrzewski served in a variety of positions at Eli Lilly and Company, including as Vice President, Corporate Business Development from 2003 to 2005. Mr. Zakrzewski is also a venture partner of OrbiMed Advisors LLC, one of our largest shareholders. Mr. Zakrzewski also serves as a member of the board of directors of Acceleron Pharma, Insulet Corporation and Rapid Micro and is Chairman of the Boards of Directors of Promedior Inc. and Zelos Therapeutics. Mr. Zakrzewski served as a member of the Board of Directors of Arius Research, Inc. from May 2007 until May 2008 and DOV Pharmaceuticals, Inc. from May 2007 until November 2009. Mr. Zakrzewski earned a B.S. degree in Chemical Engineering and an M.S. in Biochemical Engineering from Drexel University, as well as an MBA degree from Indiana University. The Board has concluded that Mr. Zakrzewski should serve on our Board based on his knowledge of our Company gained from his position as Chief Executive Officer and his substantial experience serving as an executive officer of other pharmaceutical companies, as well as Mr. Zakrzewski’s service as a member of boards of directors of other pharmaceutical companies.

Vote Required

Each director nominated for election will be elected if a majority of the shares present at the meeting and entitled to vote on the proposal are voted in favor of such director (whether voting is by show of hands or a poll is taken). As a result, abstentions will have the same effect as voting against the proposal and broker non-votes will have no effect on the vote outcome.

Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, then FOR the election of all the nominees named in this Proxy Statement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

EACH OF THE NOMINEES IDENTIFIED ABOVE.

PROPOSAL NO. 5

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Background

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires that shareholders have the opportunity to cast an advisory (non-binding) vote on executive compensation commencing with our 2011 Annual General Meeting (a so-called “say-on-pay” vote), as well as an advisory vote with respect to whether future say-on-pay votes will be held every one, two or three years, which is the subject of Proposal No. 6.

The advisory vote on executive compensation is a non-binding vote on the compensation of the Company’s “named executive officers,” as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in this proxy statement. The advisory vote on executive compensation is not a vote on the Company’s general compensation policies, compensation of the Company’s Board of Directors, or the Company’s compensation policies as they relate to risk management. The Dodd-Frank Act requires the Company to hold the advisory vote on executive compensation at least once every three years.

Our philosophy in setting compensation policies for executive officers has two fundamental objectives: (1) to attract and retain a highly skilled team of executives and (2) to align our executives’ interests with those of our shareholders by rewarding short-term and long-term performance and tying compensation to increases in shareholder value. The Remuneration Committee believes that executive compensation should be directly linked both to continuous improvements in corporate performance (so-called “pay for performance”) and accomplishments that are expected to increase shareholder value. The Compensation Discussion and Analysis section herein provides a more detailed discussion of the executive compensation program and compensation philosophy.

The vote under this Proposal No. 5 is advisory, and therefore not binding on the Company, the Board or our Remuneration Committee. However, our Board, including our Remuneration Committee, values the opinions of our shareholders and, to the extent there is any significant vote against the executive officer compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns and evaluate what actions may be appropriate to address those concerns.

Shareholders will be asked at the Annual General Meeting to approve the following resolution pursuant to this Proposal No. 5:

“RESOLVED, that, subject to fiduciary duties under applicable law, the shareholders of the Company vote in favor of a non-binding, advisory vote approving the compensation of the Company’s ‘named executive officers.’”

Vote Required

The affirmative vote of a majority of the holders of Ordinary Shares present in person or by proxy and entitled to vote at the Annual General Meeting (whether voting is by show of hands or a poll is taken) is necessary to approve this proposal. As a result, abstentions will have the same effect as voting against the proposal and broker non-votes will have no effect on the vote outcome.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 5.

PROPOSAL NO. 6

ADVISORY VOTE ON FREQUENCY OF SAY-ON-PAY VOTE

Background

We are also required by the Dodd-Frank Act to provide shareholders with a separate advisory (non-binding) vote for the purpose of asking shareholders to express their preference for the frequency of future say-on-pay votes. Shareholders may indicate whether they would prefer an advisory vote on executive compensation once every one, two or three years. We are required to solicit shareholder votes on the frequency of future say-on-pay proposals at least once every six years, although we may seek shareholder input more frequently.

Shareholders will be asked at the Annual General Meeting to approve the following resolution pursuant to this Proposal No. 6:

“RESOLVED, that, subject to fiduciary duties under applicable law, the shareholders of the Company vote in favor of a non-binding, advisory vote to hold the say-on-pay vote every year.”

At the Annual General Meeting, shareholders may cast a vote on the frequency of a say-on-pay vote by choosing the option of one year, two years or three years or shareholders may abstain from voting altogether.

The Board believes that, of the three choices, submitting a non-binding, advisory say-on-pay resolution to shareholders every year is the most appropriate choice. The Company believes that gathering shareholder feedback as close in time to the relevant compensation decisions as possible will be most useful to the Board. An annual advisory vote on executive compensation is consistent with our policy of seeking input from and engaging in discussions with our shareholders on corporate governance matters and our executive compensation philosophy, policies and practices. We believe that an annual advisory vote on the compensation of our named executive officers will allow all of our shareholders to provide us with their general input on our compensation philosophy, policies and practices. Although some of our shareholders may prefer a two-year or three-year interval for the advisory vote on executive compensation, we believe that a majority of our shareholders will prefer a one-year interval for this advisory vote.

Vote Required

The frequency period that receives the most votes (every one, two or three years) will be deemed to be the recommendation of the shareholders. However, because this vote is advisory and not binding on the Board of Directors or the Company, the Board may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option selected by a plurality of our shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO HOLD A SAY-ON-PAY VOTE EVERY YEAR.

PROPOSAL NO. 7

ADVISORY VOTE ON THE DIRECTORS’ REMUNERATION REPORT FOR

THE YEAR ENDED DECEMBER 31, 2010

The Board wishes to obtain from the shareholders their approval of the Directors’ Remuneration Report for the year ended December 31, 2010, which is attached to this proxy statement as Annex A. In accordance with U.K. legal requirements, the Directors’ Remuneration Report has been approved by the Board. The report will be delivered to Companies House in the United Kingdom.

Because your vote is advisory, it will not be binding upon the Company, the Board or the Remuneration Committee. The Board and the Remuneration Committee value the opinions of the shareholders. To the extent that there is any significant vote against the compensation of our executive officers, we will consider shareholders’ concerns, and the Remuneration Committee will evaluate whether any actions are necessary to address those concerns.

Shareholders will be asked at the Annual General Meeting to approve the following resolution pursuant to this Proposal No. 7:

“RESOLVED, to approve the directors’ remuneration report for the financial year ended December 31, 2010.”

Vote Required

The affirmative vote of a majority of the holders of Ordinary Shares present in person or by proxy and entitled to vote at the Annual General Meeting (whether voting is by show of hands or a poll is taken) is necessary to approve the Directors’ Remuneration Report for the year ended December 31, 2010. As a result, abstentions will have the same effect as voting against the proposal and broker non-votes will have no effect on the vote outcome.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 7.

PROPOSAL NO. 8

APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected Deloitte & Touche LLP (“D&T”) as our independent registered public accounting firm for the fiscal year ending December 31, 2011, and has further directed that we submit the selection of D&T for approval by our shareholders at the Annual General Meeting. As described below, in September 2010, the Audit Committee approved the dismissal of Pricewaterhouse Coopers (“PWC”) as our independent registered public accounting firm and the appointment of D&T.

The Audit Committee reviews and pre-approves all audit and non-audit services performed by its independent registered public accounting firm, as well as the fees charged for such services. All fees incurred in fiscal 2010 for services rendered by PWC and D&T were approved in accordance with these policies. In its review of non-audit service fees, the Audit Committee considers, among other things, the possible impact of the performance of such services on the auditor’s independence. The Audit Committee has determined that the non-audit services performed by D&T in the fiscal year ended December 31, 2010 were compatible with maintaining the auditor’s independence. Additional information concerning the Audit Committee and its activities can be found in the following sections of this Proxy Statement: “Board Committees” and “Report of the Audit Committee.”

D&T commenced auditing our annual financial statements with the fiscal year ended December 31, 2010. Representatives of D&T are expected to be available telephonically at the Annual General Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareholder questions.

Fees for Independent Registered Public Accounting Firm

The following is a summary of the fees billed to the Company by D&T and PWC for professional services rendered for the fiscal years ended December 31, 2010 and 2009. These fees are for work invoiced in the fiscal years indicated.

	D&T	PWC
	2010	2010	2009
Audit Fees (1):	$408,000	$363,774	$456,405
Audit-Related Fees (2):	$—	$93,844	$—
Tax Fees (3):	$100,098	$74,138	$125,112
All Other Fees (4):	$—	$63,607	$—
Total All Fees:	$508,098	$595,363	$581,517

(1)	Audit fees for 2010 include fees incurred in connection with the audit of financial statements as of December 31, 2010 and for the three years then ended as prepared in accordance with U.S. generally accepted accounting principles.
(2)	Audit-related fees consist of costs incurred in connection with the conversion of our financial statements from International Financial Reporting Standards (IFRS) to U.S. Generally Accepted Accounting Principles (U.S. GAAP) which were included in our Annual Report on Form 10-K for the years ended December 31, 2010, 2009 and 2008.
(3)	Tax fees consist primarily of costs incurred for strategic foreign tax advice, the preparation of our tax returns and other related statutory filings.
(4)	All other fees consist primarily of costs incurred in connection with registration statement filings.

Change in Independent Registered Public Accounting Firm

Effective as of September 13, 2010, PWC resigned as our independent registered public accounting firm. Effective upon PWC’s resignation, upon the recommendation of our Audit Committee and the authorization and approval of our Board, we engaged D&T as our new independent registered public accounting firm.

There were no disagreements between us and PWC on any matter of accounting principles or practices, financial statement disclosure or auditing scope of procedure, which disagreements, if not resolved to the satisfaction of PWC would have caused PWC to make reference thereto in connection with its reports on our financial statements. In addition, there are no reportable events, as defined in Item 304(a)(1)(v) of Regulation S-K, to report.

During the two fiscal years ended December 31, 2008 and 2009, respectively, neither we nor anyone on our behalf consulted with D&T regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our financial statements, and neither a written report was provided to us nor oral advice was provided by D&T that was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as the term is defined in Item 304(a)(1)(v) of Regulation S-K.

Shareholders will be asked at the Annual General Meeting to approve the following resolution pursuant to this Proposal No. 8:

“RESOLVED, to reappoint Deloitte & Touche LLP as the Company’s auditors to hold office from the conclusion of this meeting until the conclusion of the next meeting at which the annual accounts are laid before the Company and to authorize the directors to agree the remuneration of the auditors.”

In the event that shareholders do not approve the foregoing resolution, we will need to engage a third-party auditor who will act as our independent registered public accounting firm under U.S. law and as our statutory auditor under UK law for the fiscal year ending December 31, 2011. We may proceed to engage such firm as our Board and Audit Committee deem advisable, which firm may include Deloitte & Touche LLP.

Vote Required

This proposal must be approved by a majority of the shares present and entitled to vote on the proposal (whether voting is by show of hands or a poll is taken). As a result, abstentions will have the same effect as voting against the proposal and broker non-votes will have no effect on the vote outcome.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 8.

PROPOSAL NO. 9

APPROVAL OF 2011 STOCK INCENTIVE PLAN

Proposal

The Board believes that stock options and other stock-based incentive awards can play an important role in the success of the Company by encouraging and enabling the employees, officers, non-employee directors and other key persons of the Company and its subsidiaries upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. The Board anticipates that providing such persons with a direct stake in the Company will assure a closer identification of the interests of such individuals with those of the Company and its shareholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.

On April 29, 2011 the Board, upon the recommendation of the Remuneration Committee, adopted the 2011 Stock Incentive Plan (the “2011 Plan”), subject to the approval of the Company’s shareholders. The 2011 Plan will replace the Company’s 2002 Stock Option Plan (the “2002 Stock Option Plan”), which is expiring on January 1, 2012. The 2011 Plan provides flexibility to the Remuneration Committee to use various equity-based incentive awards as compensation tools to motivate the Company’s workforce. Following approval of the 2011 Plan by the shareholders, the Company will no longer make any grants under the 2002 Stock Option Plan. A copy of the 2011 Plan is attached as Annex B to this proxy statement and is incorporated herein by reference.

Summary of Material Features

The material features of the 2011 Plan are:

•

The maximum number of the Company’s Ordinary Shares of £0.50 each or any American Depositary Shares, as the case may be (the “Shares”), to be issued under the 2011 Plan shall not exceed the sum of (i) 3.5 million Shares, (ii) the number of Shares that remain available for grants under the Company’s existing 2002 Stock Option Plan (the “2002 Plan”) as of July 12, 2011 and (iii) the number of Shares underlying awards under the 2002 Plan that are outstanding as of July 12, 2011 that are subsequently forfeited, cancelled, expire or are otherwise terminated;

•	The award of stock options (both incentive and non-qualified options) and restricted stock units, and awards of unrestricted Shares to directors are permitted;

•	Minimum vesting periods are required for grants of restricted stock units;

•	Any material amendment to the 2011 Plan is subject to approval by our shareholders; and

•	The term of the 2011 Plan will expire on July 12, 2021.

Based solely on the closing price of our ADSs as reported by the NASDAQ on April 25, 2011, the maximum aggregate market value of the Shares that could potentially be issued under the 2011 Plan is $66,527,100. The Shares we issue under the 2011 Plan will be authorized but unissued Shares or Shares that we reacquire. The Shares underlying any awards that are forfeited, cancelled, expire or are otherwise terminated under the 2011 Plan (and, as noted above, the 2002 Plan) are added back to the Shares available for issuance under the 2011 Plan.

Qualified Performance-Based Compensation under Code Section 162(m)

To ensure that certain awards granted under the 2011 Plan to a “Covered Employee” (as defined in the Internal Revenue Code of 1986, as amended (the “Code”)) qualify as “performance-based compensation” under Section 162(m) of the Code, the 2011 Plan provides that the Remuneration Committee may require that the vesting of such awards be conditioned on the satisfaction of performance criteria that may include any or all of the following: (1) earnings before interest, taxes, depreciation and amortization; (2) net income (loss) (either before or after interest, taxes, depreciation and/or amortization); (3) changes in the market price of the Shares; (4) economic value-added; (5) funds from operations or similar measures; (6) sales or revenue; (7) development, clinical or regulatory milestones; (8) acquisitions or strategic transactions; (9) operating income (loss); (10) cash flow (including, but not limited to, operating cash flow and free cash flow); (11) return on capital, assets, equity, or investment; (12) shareholder returns; (13) return on sales; (14) gross or net profit levels; (15) productivity; (16) expenses; (17) margins; (18) operating efficiency; (19) customer satisfaction; (20) working capital; (21) earnings (loss) per Share; (22) sales or market shares; and (23) number of customers, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. The Remuneration Committee will select the particular performance criteria within 90 days following the commencement of a performance cycle. Subject to adjustments for stock splits and similar events, the maximum award granted to any one individual that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code will not exceed 3.5 million Shares for any performance cycle and options with respect to no more than 3.5 million Shares may be granted to any one individual during any calendar year period.

Summary of the 2011 Plan

The following description of certain features of the 2011 Plan is intended to be a summary only. The summary is qualified in its entirety by the full text of the 2011 Plan that is attached hereto as Annex B.

Plan Administration. The 2011 Plan is administered by the Remuneration Committee. The Remuneration Committee has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2011 Plan. The Remuneration Committee may delegate to one or more directors or to one or more officers its authority under the 2011 Plan, subject to such terms, conditions and limitations as it may establish in its sole discretion.

Eligibility. Persons eligible to participate in the 2011 Plan will be those full or part-time officers, employees, directors and other key persons (including consultants) of the Company and its subsidiaries as selected from time to time by the Remuneration Committee in its discretion. Approximately 31 individuals are currently eligible to participate in the 2011 Plan, which includes 4 officers, 20 employees who are not officers, and 7 non-employee directors.

Plan Limits. No more than a number of Shares equal to the “ISO Limit” (as defined in the 2011 Plan) can be issued in the form of incentive stock options.

Stock Options. The 2011 Plan permits the granting of (1) options to purchase Shares intended to qualify as incentive stock options under Section 422 of the Code and (2) options that do not so qualify. Options granted under the 2011 Plan will be non-qualified options if they fail to qualify as incentive stock options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to employees of the Company and its subsidiaries. Non-qualified options may be granted to any persons eligible to receive incentive stock options and to non-employee directors and key persons. The option exercise price of each option will be determined by the Remuneration Committee but may not be less than 100% of the fair market value of the Shares on the date of grant. Fair market value for this purpose will be the last reported sale price of the Shares on the NASDAQ on the date of grant. The exercise price of an option may not be reduced after the date of the option grant, other than to appropriately reflect changes in our capital structure.

The term of each option is typically ten years from the date of grant. The Remuneration Committee will determine at what time or times each option may be exercised. Options may be made exercisable in installments and the exercisability of options may be accelerated by the Remuneration Committee. Typically, options will vest in equal tranches over a four year period. In general, unless otherwise permitted by the Remuneration Committee, no option granted under the 2011 Plan is transferable by the optionee other than by will or by the laws of descent and distribution, and options may be exercised during the optionee’s lifetime only by the optionee, or by the optionee’s legal representative or guardian in the case of the optionee’s incapacity.

Upon exercise of options, the option exercise price must be paid in full either in cash, by certified or bank check or other instrument or consideration acceptable to the Remuneration Committee and permitted under applicable law.

To qualify as incentive options, options must meet additional U.S. federal tax requirements, including a $100,000 limit on the value of shares subject to incentive options that first become exercisable by a participant in any one calendar year.

Restricted Stock Units. The Remuneration Committee may award restricted stock units to any participants. Restricted stock units are payable in cash, or at the discretion of the Remuneration Committee in Shares, and may be subject to such conditions and restrictions as the Remuneration Committee may determine. These conditions and restrictions may include the achievement of certain performance objectives and/or continued service with the Company through a specified vesting period, generally four years. During the deferral period, the restricted stock units may be credited with dividend equivalent rights, which entitle the participant to receive credits for dividends that would be paid if the recipient had held the Shares underlying the restricted stock units that ultimately vest.

Unrestricted Share Awards. The Remuneration Committee may also grant Shares to directors which are free from any restrictions under the 2011 Plan, provided that the director shall pay an amount for the Shares at least equal to their aggregate nominal values. The Company expects that a director may elect to receive such an award of unrestricted Shares in lieu of cash meeting fees to which the director is otherwise entitled.

Change of Control Provisions. The 2011 Plan provides that upon the effectiveness of a “change of control” as defined in the 2011 Plan, except as otherwise provided by the Remuneration Committee in the award agreement, (i) participants may exercise their options to the extent vested immediately prior to the Change of Control for a period of 12 months following the Change of Control (or through the expiration date, if earlier), (ii) all awards held by directors (other than the Chief Executive Officer of the Company) will automatically vest in full and (iii) all awards held by other participants (i.e., the Chief Executive Officer and participants who are not directors) shall continue to vest following a Change of Control and, if any such participant’s employment is terminated by the Company for any reason other than cause within 2 years of the Change of Control, shall fully vest, and in the case of options become exercisable and remain exercisable for a period of twelve months following such termination (or through the expiration date, if earlier). In addition, the Company may provide for awards to be substituted by equivalent awards or for a cash payment to be paid to participants in respect of all awards held by participants (whether or not vested) upon the Change of Control, in which case all original awards shall lapse upon the consummation of the Change of Control.

Adjustments for Stock Dividends, Stock Splits, Etc. The 2011 Plan requires the Remuneration Committee to make appropriate adjustments to the number of Shares that are subject to the 2011 Plan, to certain limits in the 2011 Plan, and to any outstanding awards to reflect stock dividends, stock splits, extraordinary cash dividends and similar events.

Tax Withholding. Participants in the 2011 Plan are responsible for the payment of any federal, state or local taxes that the Company is required by law to withhold upon the exercise of options or vesting of other awards. Subject to approval by the Remuneration Committee, participants may elect to have the minimum tax withholding obligations satisfied by authorizing the Company to withhold Shares to be issued pursuant to the exercise or vesting or by delivering to the Company Shares other than Shares issuable upon vesting or exercise.

Amendments and Termination. The Board may at any time amend or discontinue the 2011 Plan and the Remuneration Committee may at any time amend or cancel any outstanding award for the purpose of satisfying changes in the law or for any other lawful purpose. However, no such action may adversely affect any rights under any outstanding award without the holder’s consent. To the extent required under the rules of the NASDAQ, any amendments that materially change the terms of the 2011 Plan will be subject to approval by our shareholders. Amendments shall also be subject to approval by our shareholders if and to the extent determined by the Remuneration Committee to be required by the Code to preserve the qualified status of incentive options.

Effective Date of 2011 Plan. The Board adopted the 2011 Plan on April 29, 2011, and the 2011 Plan becomes effective on the date it is approved by shareholders. No awards may be granted under the 2011 Plan after the date that is 10 years from the date of shareholder approval. If the 2011 Plan is not approved by shareholders, the 2002 Stock Option Plan will continue in effect until it expires, and awards may be granted thereunder, in accordance with its terms.

New Plan Benefits

Because the grant of awards under the 2011 Plan is within the discretion of the Remuneration Committee, the Company cannot determine the dollar value or number of Shares that will in the future be received by or allocated to any participant in the 2011 Plan. Accordingly, in lieu of providing information regarding benefits that will be received under the 2011 Plan, the following table provides information concerning the benefits that were received by the following persons and groups during 2010: each named executive officer; all current executive officers, as a group; all current directors who are not executive officers, as a group; and all employees who are not executive officers, as a group.

	Options
Name and Position	Average Exercise Price ($)	Number (#)
Current Executive Officers
Joseph S. Zakrzewski, Chief Executive Officer & Executive Chairman	3.40	1,750,000

John F. Thero, President	3.40	1,200,000

Paresh Soni, Senior Vice President, Head of Development	—	—

Frederick W. Ahlholm, Vice President, Finance	1.70	250,000

Former Executive Officers
Colin Stewart, Former Chief Executive Officer(1)	2.55	3,500,000

Declan Doogan, Former Interim Chief Executive Officer and current Chief Medical Officer	—	—
All current executive officers, as a group	3.27	3,200,000
All current directors who are not executive officers, as a group	1.41	840,000
All current employees who are not executive officers, as a group	1.70	330,000

(1)	Mr. Stewart was granted 3,500,000 options during 2010, which options were cancelled when he ceased serving as Chief Executive Officer in November 2010.

Tax Aspects Under the Code

The following is a summary of the principal U.S. federal income tax consequences of certain transactions under the 2011 Plan. It does not describe all U.S. federal tax consequences under the 2011 Plan, nor does it describe state or local tax consequences.

Incentive Options. No taxable income is generally realized by the optionee upon the grant or exercise of an incentive option. If Shares issued to an optionee pursuant to the exercise of an incentive option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then (i) upon sale of such shares, any amount realized in excess of the option price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) the Company will not be entitled to any deduction for federal income tax purposes. The exercise of an incentive option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

If Shares acquired upon the exercise of an incentive option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the Shares at exercise (or, if less, the amount realized on a sale of such Shares) over the option price thereof, and (ii) we will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive option is paid by tendering Shares.

If an incentive option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a non-qualified option. Generally, an incentive option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.

Non-Qualified Options. No income is realized by the optionee at the time the option is granted. Generally (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the Shares on the date of exercise, and we receive a tax deduction for the same amount, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the Shares have been held. Special rules will apply where all or a portion of the exercise price of the non-qualified option is paid by tendering Shares. Upon exercise, the optionee will also be subject to Social Security taxes on the excess of the fair market value over the exercise price of the option.

Other Awards. The Company generally will be entitled to a tax deduction in connection with an award under the 2011 Plan in an amount equal to the ordinary income realized by the participant at the time the participant recognizes such income. Participants typically are subject to income tax and recognize such tax at the time that an award is exercised, vests or becomes non-forfeitable, unless the award provides for a further deferral.

Parachute Payments. The vesting of any portion of an option or other award that is accelerated due to the occurrence of a change in control (such as a sale event) may cause a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible to the Company, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

Limitation on Deductions. Under Section 162(m) of the Code, the Company’s deduction for certain awards under the 2011 Plan may be limited to the extent that the Chief Executive Officer or other executive officer whose compensation is required to be reported in the summary compensation table (other than the Principal Financial Officer) receives compensation in excess of $1 million a year (other than performance-based compensation that otherwise meets the requirements of Section 162(m) of the Code). The 2011 Plan is structured to allow certain awards to qualify as performance-based compensation.

Vote Required

Approval of the 2011 Plan requires the affirmative vote of at least 75% of the holders of shares present at the meeting and entitled to vote on the proposal (whether voting is by show of hands or a poll is taken). As a result, abstentions will have the same effect as voting against the proposal and broker non-votes will have no effect on the vote outcome.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 9.

ADDITIONAL BUSINESS

As a public limited company organized under the laws of England and Wales, it is a statutory requirement that the Board lay before the Annual General Meeting the Company’s statutory accounts, which are the annual report and the accounts for the financial year ended December 31, 2010 prepared in accordance with International Financial Reporting Standards (the “Statutory Accounts”). As required by the Companies Act 2006 and the Articles of Association of the Company, the Statutory Accounts will be made available for download in “PDF” format on the Company’s website (http://investor.amarincorp.com) as soon as they are complete, but no later than June 21, 2011, which is twenty-one clear days in advance of the Annual General Meeting. In addition, hard copies of the Statutory Accounts may be obtained, once they are complete, by contacting the Company’s investor relations department at Amarin Corporation plc, c/o Amarin Pharma, Inc., Mystic Packer Building, 12 Roosevelt Avenue, Mystic, Connecticut 06355 or by telephone at (860) 572-4979. Shareholders of the Company will not be asked to take any action in respect of the Statutory Accounts at the Annual General Meeting but shareholders in attendance will have opportunity to ask questions relating to the Statutory Accounts.

We know of no other matters to be submitted to a vote of shareholders at the Annual General Meeting. If any other matter is properly brought before the Annual General Meeting or any adjournment thereof, it is the intention of the persons named in the enclosed proxy to vote the shares they represent in accordance with their judgment. In order for any shareholder to nominate a candidate at a given annual general meeting, he or she must provide timely written notice to our corporate secretary pursuant to the terms of our Articles of Association, as described below.

CORPORATE GOVERNANCE

Director Independence

We believe that the Company benefits from having a strong and independent Board. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with the Company that would affect his or her exercise of independent judgment. On an annual basis, the Board reviews the independence of all directors under guidelines established by NASDAQ and in light of each director’s affiliations with the Company and members of management, as well as significant holdings of Company securities. This review considers all known relevant facts and circumstances in making an independence determination. Based on this review, the Board has made an affirmative determination that all directors, other than Mr. Zakrzewski, are independent. It was determined that Mr. Zakrzewski lacks independence because of his status as the Company’s Chief Executive Officer.

Code of Business Conduct and Ethics

We believe that our Board and committees, led by a group of strong and independent directors, provide the necessary leadership, wisdom and experience that the Company needs in making sound business decisions. Our Code of Business Conduct and Ethics helps clarify the operating standards and ethics that we expect of all of our officers, directors and employees in making and implementing those decisions. Waivers of our Code of Business Conduct and Ethics for the benefit of a director or an executive officer may only be granted by the Board or, if permitted, a committee of the Board. and will be publicly announced promptly in our SEC filings. Waivers of our Code of Business Conduct and Ethics for the benefit of other employees may be made by our Compliance Officer, the Board or, if permitted, a committee of the Board. In furthering our commitment to these principles, we invite you to review our Code of Business Conduct and Ethics and other corporate governance materials located on our website at www.amarincorp.com.

Shareholder Communications

Generally, shareholders who have questions or concerns regarding the Company should contact our Investor Relations department at (860) 572-4979. However, any shareholders who wish to address questions regarding the business or affairs of the Company directly with the Board, or any individual director, should direct his or her questions in writing to the Chairman of the Board, Amarin Corporation plc, First Floor, Block 3, The Oval, Shelbourne Road, Ballsbridge, Dublin 4, Ireland or c/o Amarin Pharma, Inc., Mystic Packer Building, 12 Roosevelt Avenue, Mystic Connecticut 06355. Upon receipt of any such communications, the correspondence will be directed to the appropriate person, including individual directors.

BOARD OF DIRECTORS AND COMMITTEES

During fiscal 2010, our Board met in person five times, by teleconference five times and acted by written consent seven times. Each director attended at least 75% of the aggregate of the meetings of the Board and meetings of the committees of which he or she was a member in our last fiscal year. During fiscal 2010, our Board had an Audit Committee, a Remuneration Committee and a Nominating and Corporate Governance Committee. All members of the Audit, Remuneration and Nominating and Corporate Governance Committees are non-employee directors who are deemed independent.

All members of our Board who were directors at the time attended the 2010 Annual General Meeting of Shareholders, either in person or via telephone. Although the Company has no formal policies regarding director attendance at annual general meetings, it encourages directors to attend annual general meetings and expects that all members of the Board will attend the 2011 Annual General Meeting.

Board Leadership Structure and Risk Oversight

The Board currently combines the role of Chairman of the Board with the role of Chief Executive Officer. The Board believes this leadership model, together with all Board members (other than the Chairman) being independent, all key committees of the Board being comprised solely of, and chaired by, independent directors, and the Company’s established governance guidelines, provides an effective leadership structure for the Company. Combining the Chairman and Chief Executive Officer roles fosters clear accountability, effective decision-making, and aligns corporate strategy with the Company’s day-to-day operations. In addition, to ensure effective independent oversight of the Company, the Board holds meetings of the independent directors of the Board at every meeting.

Mr. Zakrzewski has served as Executive Chairman since January 1, 2010 and became our Chief Executive Officer effective November 10, 2010. In considering the election of Mr. Zakrzewski to the position of Chief Executive Officer, the independent members of the Board at that time considered whether to separate the roles of Chairman of the Board and Chief Executive Officer and decided not to do so. The independent directors believed that because Mr. Zakrzewski was selected by the Board to manage the Company on a day-to-day basis as Chief Executive Officer, his direct involvement in the Company’s operations makes him uniquely qualified to lead the Board in effective decision-making and to efficiently align the Company’s day-to-day operations with the Board’s objectives.

The Board has overall responsibility for the oversight of the Company’s risk management process, which is designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. Risk management includes not only understanding company-specific risks and the steps management implements to manage those risks, but also what level of risk is acceptable and appropriate for the Company. Management is responsible for establishing our business strategy, identifying and assessing the related risks and implementing appropriate risk management practices. The Board periodically reviews our business strategy and management’s assessment of the related risk, and discusses with management the appropriate level of risk for the Company. The Board also delegates oversight to Board committees to oversee selected elements of risk as set forth below.

Board Committees

Audit Committee. As of the Record Date, the Audit Committee was comprised of Mr. van Heek (Chairman), Dr. Rogan and Ms. Peterson. The Audit Committee oversees the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements. The Audit Committee also assists the Board in overseeing the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the external auditors’ qualifications and independence, the performance of the Company’s internal audit function and external auditors and performs other duties, as set forth in the Audit Committee charter. The Audit Committee charter is available on our website at www.amarincorp.com. The Audit

Committee met in person three times and by teleconference three times in fiscal 2010 and acted by written consent one time. All members of the Audit Committee satisfy the current independence standards promulgated by NASDAQ and the SEC and the Board has determined that Mr. van Heek is an “audit committee financial expert,” as the SEC has defined that term in Item 407 of Regulation S-K.

Nominating and Corporate Governance Committee. As of the Record Date, the Nominating and Corporate Governance Committee was comprised of Doctors Gordon (Chairman), Anderson and Ekman and Mr. van Heek. The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become members of the Board, consistent with criteria approved by the Board. The Nominating and Corporate Governance Committee also develops and implements policies and processes regarding corporate governance matters, assesses Board membership needs and acts as the Company’s nominating committee by reviewing potential director nominees and recommending nominees to the Board. The Nominating and Corporate Governance Committee charter is available on our website at www.amarincorp.com. The Nominating and Corporate Governance Committee met in person three times and by teleconference one time in fiscal 2010. All members of the Nominating and Corporate Governance Committee satisfy the current NASDAQ independence standards.

Remuneration Committee. As of the Record Date, the Remuneration Committee was comprised of Doctors Anderson (Chairman), Healy and Rogan. The Remuneration Committee, together with the Board, determines the framework for the compensation of the Company’s chief executive officer and executive chairman and such other members of executive management as it is designated to consider. The Remuneration Committee also determines targets for any performance-related compensation for which senior executives are eligible, as well as determines the policy for and scope of pension arrangements, service agreements for the executive management team and termination payments. Further, the Remuneration Committee oversees any major changes in employee benefit structures throughout the Company, reviews and authorizes the reimbursement of any claims for expenses from the chief executive officer and executive chairman in excess of £10,000 and performs other duties, as set forth in the Remuneration Committee charter. The Remuneration Committee charter is available on our website at www.amarincorp.com. The Remuneration Committee met in person three times and by teleconference two times in fiscal 2010. All members of the Remuneration Committee satisfy the current NASDAQ and SEC independence standards and qualify as “outside directors” pursuant to the Code.

Compensation Committee Interlocks and Insider Participation

During the last completed fiscal year, no member of the Remuneration Committee was a current or former officer or employee of Amarin. None of our executive officers served as a member of the compensation committee (or board of directors serving the compensation function) of another entity where such entity’s executive officers served on our Remuneration Committee. Moreover, none of our executive officers served as a member of the compensation committee (or board of directors serving the compensation function) of another entity where such entity’s executive officers served on our Board.

EXECUTIVE OFFICERS

Our current executive officers and their respective positions are set forth in the following table. Biographical information regarding each executive officer who is not also a director is set forth following the table.

Name	Age	Position
Joseph S. Zakrzewski	48	Chief Executive Officer & Executive Chairman
John F. Thero	50	President
Paul E. Huff	52	Chief Commercial Officer
Paresh Soni, M.D., Ph.D.	50	Senior Vice President, Head of Development
Frederick W. Ahlholm, CPA	45	Vice President Finance

Joseph S. Zakrzewski was appointed as Executive Chairman of our Board of Directors effective January 1, 2010 and appointed as our Chief Executive Officer effective November 10, 2010. Our agreement with Mr. Zakrzewski requires that his service to the Company as Chief Executive Officer be his primary business commitment. From May 2007 until May 2010, Mr. Zakrzewski served as the president and Chief Executive Officer of Xcellerex Incorporated. From January 2005 to May 2007, Mr. Zakrzewski served as the Chief Operating Officer of Reliant Pharmaceuticals. From 1988 through 2004, Mr. Zakrzewski served in a variety of positions at Eli Lilly and Company, including as Vice President, Corporate Business Development from 2003 to 2005. Mr. Zakrzewski is also a venture partner of OrbiMed Advisors LLC, one of our largest shareholders. Mr. Zakrzewski also serves as a member of the board of directors of Acceleron Pharma, Insulet Corporation and Rapid Micro and is Chairman of the Boards of Directors of Promedior Inc., Xcellerex Incorporated and Zelos Therapeutics. Mr. Zakrzewski served as a member of the Board of Directors of Arius Research, Inc. from May 2007 until May 2008 and DOV Pharmaceuticals, Inc. from May 2007 until November 2009. Mr. Zakrzewski earned a B.S. degree in Chemical Engineering and an M.S. in Biochemical Engineering from Drexel University, as well as an MBA degree from Indiana University. The Board has concluded that Mr. Zakrzewski should serve on our Board based on his knowledge of our Company gained from his position as Chief Executive Officer and his substantial experience serving as an executive officer of other pharmaceutical companies, as well as Mr. Zakrzewski’s service as a member of boards of directors of other pharmaceutical companies.

John F. Thero joined Amarin in November 2009 as Chief Financial Officer and was promoted to President in November 2010. Mr. Thero has more than 20 years of senior financial and operational management experience, including supporting the growth of life science companies for over 15 years. Mr. Thero has helped manage both the successful commercial growth and the successful sale of companies. In 2007, Mr. Thero was Chief Financial Officer at ViaCell, Inc., where he helped guide the company to its successful sale. From 2003 to 2007, Mr. Thero was Senior Vice President at Acusphere, Inc., where he oversaw the successful build-out and qualification of manufacturing operations. From 1994 to 2003, in a number of senior positions at Abiomed, Inc., including Senior Vice President Business Operations and Chief Financial Officer, he helped manage the transition from a development-stage company into a commercial entity. Mr. Thero began his professional career at Arthur Andersen LLP, during which time he became a Certified Public Accountant.

Paul E. Huff joined Amarin in February 2011 as Chief Commercial Officer. Mr. Huff brings over 25 years of cardiovascular-focused pharmaceutical marketing and sales experience, with a special emphasis on marketing lipid-modifying prescription pharmaceuticals. Mr. Huff served as President of Terrapin Healthcare Group LLC from 2008 through 2010. Mr. Huff has also held senior-level sales and marketing positions with a number of pharmaceutical and biotechnology companies, including Reliant Pharmaceuticals from 2004 to 2008, where as Vice President of Marketing, he played a pivotal role in the launch and successful commercialization of Lovaza, the leading prescription Omega-3 product for reducing triglycerides. Similarly, while at Kos Pharmaceuticals from April 1997 to March 2001, Mr. Huff played an integral role in the launch and successful commercialization of Niaspan, the leading prescription drug for raising HDL cholesterol. Mr. Huff received a B.S. in Marketing from the University of Maryland.

Dr. Paresh Soni joined Amarin in September 2008 as Senior Vice President and Head of Development. Dr. Soni joined Amarin from Pfizer where he held a number of leadership roles in Pfizer Global Research and Development from, 2005 to 2008 in both Experimental Medicine and late phase development, submitting multiple New Drug Applications. He also established and led the Competitive Intelligence and Pipeline Disclosure group at Pfizer, which included supporting pipeline presentations to the investor community. Dr. Soni, a board-certified internist and gastroenterologist, completed his medical and specialist training at the University of Natal in South Africa before completing a research fellowship at the Division of Hepatology, Royal Free Hospital School of Medicine, London, where he also completed a Ph.D. He has published more than 30 scientific papers in peer-reviewed journals and presented at numerous scientific meetings. Dr. Soni is a member of the American Gastroenterology Association (AGA) and American Association for the Study of Liver Diseases (AASLD).

Frederick W. Ahlholm joined Amarin in March 2010 as Vice President Finance. Mr. Ahlholm has approximately 20 years of experience in financial and operational management including life science, technology and manufacturing companies. Previously, Mr. Ahlholm was Vice President, Finance at Acusphere, Inc. from September 2005 to August 2008. Prior to Acusphere, Mr. Ahlholm’s experience includes senior management roles at both public and private companies, including Chief Financial Officer for e-StudioLive, Inc. from 2001 to 2005, a privately held, venture-backed high tech manufacturing company. Mr. Ahlholm began his professional career at Ernst & Young LLP, is a Certified Public Accountant, and has a B.B.A. in Accounting from the University of Notre Dame.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Transactions with Related Parties

Other than compensation arrangements described below under the captions “Executive Compensation” and “Director Compensation,” we are not a party to any transactions between us and certain “related parties,” which are generally considered to be our directors and executive officers, nominees for director, holders of 5% or more of our outstanding Shares and members of their immediate families.

Related-Party Transaction Review and Approval

Our Board has adopted policies and procedures for the review and approval of related-party transactions and has delegated to our Compliance Officer the authority to review and approve the material terms of any proposed related-party transactions.

Pursuant to our Code of Business Conduct and Ethics, any transaction or relationship that reasonably could be expected to give rise to a conflict of interest should be promptly reported to the Compliance Officer. Our Compliance Officer may notify the Board or a committee thereof as deemed appropriate. Conflicts of interest may arise in the following situations: if an individual is simultaneously employed or engaged by Amarin and another business (particularly a client or business partner of Amarin); if an individual participates in any activity that enhances or supports a competitor’s position; if an individual or member of such person’s immediate family accepts a gift with the intent to improperly influence the normal business relationship between Amarin and its clients or business partners or gives to or accepts gifts from a competitor; if an individual or a member of such person’s immediate family holds a financial interest in another business (particularly a client or business partner of Amarin); and if an individual conducts business on behalf of Amarin with a business in which a family member of such individual is associated in any significant role.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Executive officers, directors and greater-than-10% shareholders are required by SEC regulations to furnish us with copies of all reports filed under Section 16(a). To the Company’s knowledge, based solely on the review of copies of the reports filed with the SEC, all reports required to be filed by our executive officers, directors and greater-than-10% shareholders since they became subject to such reporting requirements on January 1, 2011 were timely filed except for a Form 3 filed by Manus Rogan, which should have been filed with the SEC on or before January 3, 2011 but was not filed until January 10, 2011 as a result of a delay in receiving EDGAR filing codes.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information, as of December 31, 2010, regarding stock options previously issued by the Company as compensation for services pursuant to the 2002 Plan.

Plan category	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted- Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by security holders	10,027,584	$2.69	2,261,803
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	10,027,584	$2.69	2,261,803

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Based on information available to us and filings with the SEC, the following table sets forth certain information regarding the beneficial ownership (as defined by Rule 13d-3 under the Securities Exchange Act of 1934) of our outstanding Shares for (i) each of our directors, (ii) each of our “named executive officers,” as defined in Executive Compensation below, (iii) all of our directors and executive officers as a group, and (iv) persons known to us to beneficially hold more than 5% of our outstanding Shares. The following information is presented as of April 21, 2011.

Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC and include voting or investment power with respect to our Shares. This information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, Shares issuable under stock options or warrants that are exercisable within 60 days of April 21, 2011 are deemed outstanding for the purpose of computing the percentage ownership of the person holding the options or warrant(s), but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each shareholder named in the following table possesses sole voting and investment power over their Shares, except for those jointly owned with that person’s spouse. Unless otherwise indicated below, the address of each person listed on the table is c/o Amarin Pharma, Inc., Mystic Packer Building, 12 Roosevelt Avenue, Mystic, Connecticut 06355.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number(1)	Percent of Class(2)
Greater than 5% Holders
Sofinnova Venture Partners VII L.P.(3) 2800 Sand Hill Road, Suite 150 Menlo Park, CA 94025	10,263,388	7.94%
Abingworth LLP(4)(7) Princes House 38 Jermyn Street London SW1Y 6DN	13,276,626	9.99%
FMR LLC(5) 82 Devonshire Street Boston, MA 02109	14,818,495	11.62%

Current directors and named executive officers:
Joseph S. Zakrzewski(6)	406,104	*
Joseph Anderson(4)(7)	13,276,626	9.99%
Lars G. Ekman(8)	30,000	*
Carl L. Gordon(9)	5,480,000	4.18%
James I. Healy(3)(10)	10,293,388	7.96%
Manus Rogan(11)	2,547,391	1.96%
Kristine Peterson(12)	0	0%
Jan van Heek(13)	46,317	*
John F. Thero(14)	225,000	*
Paresh Soni(15)	40,334	*
Frederick W. Ahlholm(16)	0	0%
All current directors and executive officers as a group (12 persons)	32,348,223	22.87%

*	Less than one percent.

(1)	Represents Shares held as of April 21, 2011, plus Shares that may be acquired upon exercise of options and warrants exercisable within 60 days of April 21, 2011.
(2)	Based on 127,551,999 Ordinary Shares outstanding as of April 21, 2011. The percentage ownership and voting power for each person (or all directors and executive officers as a group) is calculated by assuming the exercise or conversion of all options and warrants exercisable within 60 days of April 21, 2011 held by such person and the non-exercise and non-conversion of all outstanding options and warrants held by all other persons.
(3)	Based on a Form 4 filed on March 29, 2011 on behalf of Sofinnova Venture Partners VII L.P. Includes 8,513,388 Shares and warrants to purchase 1,750,000 Shares. The Shares are owned directly by Sofinnova Venture Partners VII L.P. James Healy, a director of the Company, may be deemed to have shared voting and dispositive power over the Shares owned by Sofinnova Venture Partners VII L.P. via Sofinnova Management VII, LLC (the general partner of Sofinnova Venture Partners), of which he is a managing general partner, but Dr. Healy disclaims beneficial ownership of the Shares except to the extent of his pecuniary interest in Sofinnova Management VII, LLC.
(4)	Based on a Form 4 filed on April 20, 2011 and a Schedule 13D/A filed on March 16, 2011 on behalf of Abingworth LLP. Abingworth Bioventures V LP (“ABV V”) is the owner of record of 3,485,059 Shares and warrants to purchase an aggregate of 3,750,000 Shares. ABV V may also be deemed to beneficially own options to purchase an aggregate of 12,900 Shares. Abingworth Bioventures V Co-Invest Growth Equity Fund (“AGE”) is the owner of record of 3,485,059 Shares and warrants to purchase an aggregate of 3,750,000 Shares. AGE may also be deemed to beneficially own options to purchase an aggregate of 12,900 Shares. Abingworth Bioequities Master Fund Limited (“ABE”) is the owner of record of 925,708 Shares and warrants to purchase an aggregate of 1,000,000 Shares. Abingworth LLP is not the owner of record of any Shares or any warrants or options to purchase Shares. Abingworth may be deemed to beneficially own, in the aggregate, 7,895,826 Shares, warrants to purchase an aggregate of 8,500,000 Shares and options to purchase an aggregate of 25,800 Shares. The exercise of the warrants held by each of ABV V, AGE and ABE is limited so that the total number of Shares beneficially owned by such holder and the other funds (and any other persons whose beneficial ownership of Shares would be aggregated with such holder’s for purposes of Section 13(d) of the Exchange Act) does not exceed 9.99% on a post-exercise basis. Accordingly, Abingworth LLP has the right to acquire beneficial ownership, within 60 days of April 21, 2011, of an aggregate of only 5,325,000 additional Ordinary Shares underlying the warrants held by ABV V, AGE and ABE. Joseph Anderson, one of our directors, is a partner of Abingworth LLP and disclaims beneficial ownership of the Shares except to the extent of his pecuniary interest therein.
(5)	Based on a Schedule 13G/A filed on February 14, 2011 on behalf of FMR LLC.
(6)	Based on a Form 4 filed on April 20, 2011. Includes 63,604 Shares and 342,500 Shares issuable upon the exercise of options exercisable within 60 days of April 21, 2011.
(7)	Based on a Form 3 filed on December 30, 2010. Includes 30,000 Shares issuable upon the exercise of options exercisable within 60 days of April 21, 2011. Dr. Anderson, as a partner of Abingworth, is deemed to hold 103,200 shares underlying his option to purchase 120,000 shares for the benefit of ABV V and AGE (51,600 shares are held for the benefit of each of ABV V and AGE) and must exercise such portion of the options solely upon the direction of Abingworth. Dr. Anderson accordingly disclaims beneficial ownership of such options except to the extent of his pecuniary interest therein.
(8)	Based on a Form 3 filed on December 30, 2010. Includes 30,000 Shares issuable upon the exercise of options exercisable within 60 days of April 21, 2011.
(9)

Based on a Form 4 filed on April 25, 2011 on behalf of OrbiMed Advisors LLC. OrbiMed Capital GP III LLC is the sole general partner of OrbiMed Private Investments III, L.P. (“OPI III”), pursuant to the terms of the limited partnership agreement of OPI III, and OrbiMed Advisors LLC is the sole managing member of OrbiMed Capital GP III LLC, pursuant to the terms of the limited liability company agreement of OrbiMed Capital GP III LLC. OrbiMed Advisors LLC is also the sole general partner of OrbiMed Associates III L.P. (“Associates”), pursuant to the terms of the limited partnership agreement of Associates. Pursuant to these agreements and relationships, OrbiMed Advisors LLC has discretionary investment management authority with respect to the assets of OPI III and Associates. Such authority includes the power to vote and otherwise dispose of securities purchased by OPI III and Associates. The number of outstanding Shares of the Company attributable to OPI III is 1,931,400 Shares and warrants to purchase 3,466,981 Shares and to Associates is 18,600 Shares and warrants to purchase 33,019 Shares. OrbiMed Advisors LLC, pursuant to its authority as the managing member of OrbiMed Capital GP III LLC and the general partner of Associates, may be considered to hold indirectly 1,950,000 Shares and warrants to purchase 3,500,000 Shares. Carl Gordon, a director of the Company, is a member of OrbiMed Advisors, LLC and disclaims beneficial ownership of the Shares except to the extent of his pecuniary interest therein. Based on a Form 3 filed on December 30, 2010 on behalf of Carl Gordon. Includes 30,000 Shares issuable upon the exercise of options exercisable within 60 days of April 21, 2011.

(10)	Based on a Form 3 filed on December 30, 2010. Includes 30,000 Shares issuable upon the exercise of options exercisable within 60 days of April 21, 2011.
(11)	Based on a Form 3 filed on December 30, 2010. Includes 17,391 Ordinary Shares, 30,000 Shares issuable upon the exercise of options exercisable within 60 days of April 21, 2011 and a warrant to purchase 2,500,000 Shares. The warrant to purchase 2,500,000 Shares is directly owned by Fountain Healthcare Partners Fund 1, L.P. (“Fountain”). Dr. Rogan is a managing partner of Fountain and disclaims beneficial ownership of such securities.
(12)	Based on a Form 3 filed on December 30, 2010.
(13)	Based on a Form 4 filed April 18, 2011. Includes 19,317 Shares and 27,000 Shares issuable upon the exercise of options exercisable within 60 days of April 21, 2011.
(14)	Based on a Form 3 filed on December 30, 2010. Includes 225,000 Shares issuable upon the exercise of options exercisable within 60 days of April 21, 2011.
(15)	Based on a Form 4 filed April 20, 2011 and a Form 3 filed December 30, 2010. Includes 33,334 Shares issuable upon the exercise of options exercisable within 60 days of April 21, 2011 and 7,000 Ordinary Shares held by Dr. Soni’s spouse.
(16)	Based on a Form 4 filed on April 20, 2011 and a Form 3 filed on December 30, 2010.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following compensation discussion and analysis describes the material elements of compensation earned in fiscal 2010 by each of the executive officers identified below in the Summary Compensation Table, who are referred to collectively as our “named executive officers.” Our named executive officers with respect to the fiscal year that ended on December 31, 2010 include Joseph Zakrzewski, our Chief Executive Officer & Executive Chairman, John Thero, our President, Secretary and principal financial officer, Paresh Soni, our Senior Vice President, Head of Development, and Frederick Ahlholm, our Vice President, Finance and Administration and principal accounting officer. Our named executive officers with respect to the fiscal year that ended on December 31, 2010 also include Dr. Declan Doogan, who served as our Interim Chief Executive Officer from October 2009 until August 2010, and Colin W. Stewart, who served as our Chief Executive Officer from August 2010 until November 2010. This disclosure includes payments that were made and compensation-related actions that were taken in fiscal 2011, where these payments and decisions related to performance in fiscal 2010.

Compensation Philosophy and Objectives

Our philosophy in setting compensation policies for executive officers has two fundamental objectives: (1) to attract and retain a highly skilled team of executives and (2) to align our executives’ interests with those of our shareholders by rewarding short-term and long-term performance and tying compensation to increases in shareholder value. The Remuneration Committee believes that executive compensation should be directly linked both to continuous improvements in corporate performance (“pay for performance”) and accomplishments that are expected to increase shareholder value. In furtherance of this goal, the Remuneration Committee has adhered to the following guidelines as a foundation for decisions that affect the levels of compensation:

•

provide a competitive total compensation package that enables the Company to attract and retain highly qualified executives with the skills and experience required for the achievement of business goals;

•	align compensation elements with the Company’s annual goals and long-term business strategies and objectives;

•

promote the achievement of key strategic and financial performance measures by linking short-term and long-term cash and equity incentives to the achievement of measurable corporate and individual performance goals; and

•	align executives’ incentives with the creation of shareholder value.

The Remuneration Committee has historically compensated executive officers with three compensation components: base salary, annual incentive bonus and equity-based compensation. The Remuneration Committee believes that cash compensation in the form of base salary and an annual incentive bonus provides our executives with short-term rewards for success in operations, and that long-term compensation through the award of stock options aligns the objectives of management with those of our shareholders with respect to long-term performance and success.

Roles in Determining Compensation

Remuneration Committee

The Board has delegated to the Remuneration Committee the responsibility to ensure that total compensation paid to our executive officers, including named executive officers, is consistent with our compensation policy and objectives. The Remuneration Committee oversees and approves all compensation arrangements and actions for our executive officers and other key employees, including the named executive officers. While the Remuneration Committee draws on a number of resources, including input from the Chief Executive Officer and independent compensation consultants, to make decisions regarding the Company’s executive compensation program, ultimate decision-making authority rests with the Remuneration Committee, subject in some cases to ratification by the Board of Directors. The Remuneration Committee relies upon the judgment of its members in making compensation decisions, after reviewing the performance of the Company and carefully evaluating an executive’s performance during the year against established goals, operational performance and business responsibilities. In addition, the Remuneration Committee incorporates judgment in the assessment process to respond to and adjust for the evolving business environment. Corporate goals are reviewed annually by the Remuneration Committee and then presented to the full Board for review and approval.

Compensation Consultant

The Remuneration Committee retains the services of an external compensation consultant, Compensia, Inc. (formerly, Remedy Compensation Consulting) (“Compensia”). The mandate of the consultant has included assisting the Remuneration Committee in its review of executive and director compensation practices, including the competitiveness of pay levels, executive compensation design and benchmarking with the Company’s peers in the industry. The Remuneration Committee regularly evaluates Compensia’s performance, considers alternative compensation consultants and has the final authority to engage and terminate Compensia’s services.

Chief Executive Officer

Our Chief Executive Officer attends Remuneration Committee meetings and works with the Remuneration Committee Chairman and Compensia to develop compensation recommendations for the executive officers (excluding the Chief Executive Officer), based upon individual experience and breadth of knowledge, internal considerations, individual performance during the fiscal year and other factors deemed relevant by the Remuneration Committee. The recommendations are then submitted to the Remuneration Committee for review and consideration. The Remuneration Committee works directly with Compensia to determine compensation actions for the Chief Executive Officer.

Competitive Market Benchmarking

The Remuneration Committee draws on a number of resources to assist in the evaluation of the various components of the Company’s executive compensation program including, but not limited to, industry data compiled yearly in the Global Life Sciences Executive Compensation Survey assembled by Radford, a division of AON, which represents a nationally-based assessment of executive compensation widely used within the pharmaceutical and biotechnology industry sectors. While we do not establish compensation levels based solely on benchmarking, pay practices at other companies are a factor that the Remuneration Committee considers in assessing the reasonableness of compensation and ensuring that our compensation practices are competitive in the marketplace.

Our peer companies for the 2010 fiscal year, used in determining compensation actions in the 2010 fiscal year, were selected by the Remuneration Committee with Compensia’s support on the basis of their similarity to us in terms of competition for talent, phase of products in development, financial attributes, research and development expenditures, and stock price. The list of peer companies for the 2010 fiscal year consisted of the following 18 publicly-traded companies in the pharmaceutical and biotechnology industries:

Acadia Pharmaceuticals, Inc.	Dyax Corp.	Seattle Genetics, Inc.
Arena Pharmaceuticals, Inc.	GTx, Inc.	Spectrum Pharmaceuticals, Inc.
Ariad Pharmaceuticals, Inc.	Immunogen, Inc.	Targacept, Inc.
ARYX Therapeutics, Inc.	Incyte Corp.	Vanda Pharmaceuticals, Inc.
Avanir Pharmaceuticals, Inc.	Optimer Pharmaceuticals, Inc.	VIVUS, Inc.
Biodel, Inc.	Pharmacyclics, Inc.	XenoPort, Inc.

The Remuneration Committee reviews the Company’s list of peer companies periodically to reflect changes in market capitalization, developments at the Company relative to its peer companies and other factors.

Implementation of Objectives

In fiscal 2010, our executive compensation program consisted of the following forms of compensation, each of which are described below in greater detail:

•	Base Salary

•	Annual Bonus Incentive

•	Equity Compensation

•	Employee Benefit Program

Base Salary

Overview

Our Remuneration Committee aims to set executives’ base salaries, in the aggregate, at levels near the 50th percentile of salaries of executives with similar roles as compared to the Company’s peer group. The Remuneration Committee believes it is important to provide adequate fixed compensation to our executive officers working in a highly volatile and competitive industry. Our Remuneration Committee believes that the 50th percentile for base salaries is the minimum cash compensation level that will allow us to attract and retain highly skilled executives. The Remuneration Committee’s choice of this target percentile reflects consideration of our shareholders’ interests in paying what is necessary to achieve our corporate goals, while conserving cash and equity as much as practicable. We believe that, given the industry in which we operate and our compensation philosophy and objectives, base salaries at the 50th percentile are generally sufficient to retain our current executives and to hire new executives when and as required. In determining appropriate base salary levels for a given executive officer, the Remuneration Committee considers the following factors:

•	individual performance of the executive, as well as overall performance of the Company, during the prior year;

•	level of responsibility, including breadth, scope and complexity of the position;

•	level of experience and expertise of the executive;

•	internal review of the executive’s compensation relative to other executives to ensure internal equity; and

•	executive officer compensation levels at other similar companies to ensure competitiveness.

Salaries for executive officers are determined on an individual basis at the time of hire and are set to be competitive with peer companies in our industry. Adjustments to base salary are considered annually in light of each executive officer’s individual performance, the Company’s performance and compensation levels at peer companies in our industry, as well as changes in job responsibilities or promotion. The Chief Executive Officer assists the Remuneration Committee in its annual review of the base salaries of other executive officers based on the foregoing criteria.

Changes in Base Salaries for Fiscal 2010

During the first half of 2010, the Remuneration Committee reviewed an executive compensation competitive assessment prepared by Compensia which confirmed that each of the Company’s executives’ base salaries were competitive with the 50th percentile of salaries of executives with similar roles as compared to the Company’s peer group, with the exception of the base salary for John Thero, who was then serving as our Chief Financial Officer. For purposes of this analysis, a base salary was determined to be “competitive” if it was within 10% of the market median. Mr. Thero’s base salary was adjusted upward by 14.5%, effective August 2010, such that it was competitive with the 50th percentile of salaries of other CFOs in the Company’s peer group.

The base salary of Colin W. Stewart, who served as our Chief Executive Officer from August 2010 until November 2010, was competitive with the 50th percentile of salaries of other CEOs in the Company’s peer group.

In November 2010, Colin Stewart resigned from the Company to address personal matters, at which time, Mr. Zakrzewski was named CEO and Mr. Thero was named President. During 2010, Mr. Zakrzewski was paid on a consultancy basis for his services as our CEO. Effective January 1, 2011, Mr. Zakrzewski became an employee of the Company. Our agreement with Mr. Zakrzewski requires that his service to the Company as CEO be his primary business commitment and that he work a minimum of two and one-half days per week on our behalf. In light of this arrangement, Mr. Zakrzewski’s base salary was established at approximately 50% of the market median of salaries of other CEOs in the Company’s peer group. In connection with his promotion to President, Mr. Thero’s base salary was adjusted upward by 19.0% to be competitive with the market median of salaries of executives with similar roles in the Company’s peer group. In connection with his promotion to principal accounting officer, Mr. Ahlholm’s base salary was adjusted upward by 17.1% to be competitive with the market median of salaries of executives with similar roles in the Company’s peer group.

The following table sets forth the base salaries of our named executive officers at the end of 2010:

Name	Position	Salary
Current Officers
Joseph S. Zakrzewski	Chief Executive Officer and Executive Chairman	$250,000
John F. Thero	President	$375,000
Paresh Soni, M.D., Ph.D.	Senior Vice President, Head of Development	$350,000
Frederick W. Ahlholm, CPA	Vice President Finance	$205,000

Former Officers
Declan Doogan, M.D.	Former Interim Chief Executive Officer and Current Chief Medical Officer	$200,000
Colin Stewart(1)	Former Chief Executive Officer	—

(1)	Colin Stewart was not serving as an officer at the end of 2010.

Cash Incentive Awards

The Company also provides executive officers with annual performance-based cash bonuses, which are specifically designed to reward executives for overall corporate performance as well as individual performance in a given year. For fiscal 2009, no performance-based cash bonus amounts were awarded. For fiscal 2010, the Remuneration Committee awarded performance-based cash bonuses based in part on the Company’s achievement of corporate goals which were established at the beginning of the year. In addition, the Remuneration Committee considered the individual performance of our executive officers and the level of such executive’s accountability, scope of responsibilities and impact on the Company’s performance during the course of the year as well as Corporate achievement beyond established goals. Thus, for 2010, performance-based cash bonuses were determined principally on the Remuneration Committee’s overall subjective assessment of the executive’s performance and contribution to the Company’s success during the year, and not strictly on pre-determined incentive goals or targets. In addition, for fiscal 2010, the Remuneration Committee considered their own subjective understanding of what executives with similar functions at similarly situated companies typically receive for performance-based cash compensation, based on the personal experience and recollection of such members and by reference to generalized compensation information provided by Remedy Compensation Consulting in April 2010 but not substantially based upon quantitative analysis.

For future periods, the Remuneration Committee has adopted a Management Incentive Compensation Plan, which the Remuneration Committee believes will provide greater structure and predictability regarding the determination of performance-based cash bonuses. Specifically, the Management Incentive Compensation Plan

provides that the bonus potential for our executive officers will be established on an annual basis by the Remuneration Committee, which bonus potentially is expected to initially range from 50% for our CEO, 40% for our President, 35% for our Senior Vice Presidents and 30% for our Vice Presidents. Under our Management Incentive Compensation Plan, it is expected that the actual amount of the bonus paid will be calculated using a goals-based formula, subject to the ultimate discretion of the Remuneration Committee to award a smaller or larger amount based on facts and circumstances. It is expected that in order to be eligible to receive a bonus, the Company must have achieved at least a specified percentage of the Corporate Goals for that year. It is expected that the Corporate Goals and the relative weighting of the Corporate Goals would be established by the Remuneration Committee on an annual basis, shortly after our Board of Directors has approved our annual operating plan. Assuming the requisite percentage of Corporate Goals were achieved, each executive officer’s actual bonus would then be determined by multiplying that executive’s bonus potential by that percentage of individual goals achieved by that executive during the year. Under this Management Incentive Compensation Plan, the Remuneration Committee reserves the right to make subjective assessments of executive performance and to separately award performance beyond established individual or corporate goals. It is expected that the CEO’s and the President’s goals would be the Corporate Goals unless otherwise determined by Remuneration Committee. For all other executive officers, individual goals would be determined on annual basis by the Remuneration Committee.

Fiscal 2010 Annual Bonus Incentive

Upon completion of fiscal 2010, the Remuneration Committee assessed the Company’s overall performance against the achievement of corporate performance goals established in April 2010. As described above, the Remuneration Committee then assessed the individual accomplishments of our Chief Executive Officer and President as well as the individual accomplishments of other executive officers and the relative contributions of such individuals during the course of the year. For fiscal 2010, cash bonuses were not determined based on the achievement of our executive officers against pre-established individual goals.

Set forth below are the Corporate Goals that were considered by the Remuneration Committee in assessing overall performance for the 2010 fiscal year, as well as the relative weighting of these goals and the Remuneration Committee’s assessment of achievement for each goal. The Company anticipates paying the 2010 bonuses during the second fiscal quarter of 2011. Each individual needs to be employed by the Company at time of payment to receive his or her 2010 bonus.

Corporate Goals

AMR101 (30%): These goals established target performance for the Company in Phase III clinical development progress. The specific goals were as follows:

•	Achieve 75% enrollment in MARINE trial (1/3 weighting)

•	Complete enrollment in ANCHOR trial (1/3 weighting)

•	Clarify preclinical and pharmacokinetic packages with FDA (1/3 weighting)

Suppliers (20%): These goals established target performance for the Company in connection with securing supply of the active ingredient for the Company’s lead product candidate, AMR101. The specific goals were as follows:

•	Secure supply of commercial product to meet projected needs through initial launch phase at favorable pricing through current supplier and additional suppliers (1/2 weighting)

•	Identify, qualify and negotiate terms with additional potential suppliers (1/2 weighting)

Partnering (30%): These goals established target performance for the Company in connection with our discussions with potential strategic collaborators. The specific goals were as follows:

•	Develop an active partner access program leading to broad interaction with potential partners (1/3 weighting)

•	Obtain board approval for partnering strategy, plan and asset valuation (1/3 weighting)

•	At least four companies to be in active diligence regarding a business case analysis and receipt of at least one term sheet (1/3 weighting)

Intellectual Property (10%): These goals established target performance for the Company regarding intellectual property matters. The specific goals were as follows:

•	Implement an aggressive patent exclusivity plan which encourages potential partners to submit non-binding indications of interest (100% weighting)

Investor Relations (10%): These goals established target performance for the Company regarding investor relations matters. The specific goals were as follows:

•	Onboard both investor relations and press relations vendors and create an aggressive IR strategy and plan (1/3 weighting)

•	Generate meaningful recognition for Amarin in the marketplace (1/3 weighting)

•	Achieve stock price performance that exceeds peer group (for SEC stock performance graph purposes) (1/3 weighting)

In reviewing the above-described Corporate Goals, the Remuneration Committee determined that each of the AMR101, Partnering, IP and IR goals were fully achieved (100%) and that the Suppliers goal was partially achieved given that the Company advanced its agreement with its current supplier while advancing discussions with additional clinical suppliers and creating a pathway for qualification of additional suppliers but had not yet reached definitive terms with additional suppliers by the end of 2010. Overall, the Remuneration Committee determined that, on an overall basis, the Corporate Goals were achieved at the 80 to 90% level. The Remuneration Committee also identified that the Corporation achieved important goals over and above what was anticipated, including early and successful completion of the Company’s first Phase III clinical trial (MARINE trial).

Individual Performance-Based Cash Bonus Awards

In determining the cash bonus awards for Joseph Zakrzewski, our Chief Executive Officer and Executive Chairman, and John Thero, our President, the Remuneration Committee more heavily considered the overall performance of the Company during 2010 relative to other executives, given the significant level of overall accountability and responsibility of such officers for the Company’s performance as a whole. In addition to considering the Company’s performance against pre-established corporate goals as described above, the Remuneration Committee also considered the Company’s performance during the year, with the benefit of hindsight, and concluded that such performance was better than expected. To a lesser degree, the Remuneration Committee also assessed the individual performance of these executive and determined that each was a superior performer during 2010. In particular, the Remuneration Committee noted the individual contributions of these executives towards raising the corporate profile of the Company with institutional investors and potential strategic partners during the year, creating an internal environment of accountability and focus, providing for a smooth transition of executive leadership during the unexpected departure of Colin Stewart as CEO, successfully guiding the Company to an earlier than expected announcement of positive clinical results in the Company’s MARINE trial and successfully guiding the Company through a successful financing event in early 2011. As between these executives, it was noted that Mr. Thero contributed to the Company’s performance as a full-time executive for the full period of 2010 and that Mr. Zakrzewski was serving as an Executive Chairman through November 2010 and part-time CEO for the balance of the year. Thus, it was determined that, relative to each other, it would be appropriate for Mr. Thero to receive a larger bonus percentage than Mr. Zakrzewski. After taking into account all of the foregoing factors, and the Remuneration Committee’s qualitative assessment of the executive’s performance on the whole, and in light of the Remuneration Committee’s subjective understanding of what executives with similar functions at similarly situated companies typically receive for performance-based cash compensation for similar performance, the Remuneration Committee awarded Mr. Zakrzewski a cash bonus award at the 61% level and Mr. Thero at the 49% level.

In determining the cash bonus award for Dr. Soni, the Remuneration Committee considered the overall performance of the Company, including the several factors noted above, but placed greater emphasis on the Company’s clinical performance during 2010, most especially the earlier than expected announcement of positive clinical results in the Company’s first Phase III clinical trial (MARINE trial) and the ongoing advancement of the Company’s second Phase III clinical trial (ANCHOR trial). To a lesser degree, the Remuneration Committee also considered Dr. Soni’s relative contributions to the Company’s strategic collaboration discussions during 2010, the development of the Company’s intellectual property portfolio and investor relations matters. After taking into account all of the foregoing factors, and the Remuneration Committee’s qualitative assessment of the executive’s performance on the whole, and in light of the Remuneration Committee subjective understanding of what executives with similar functions at similarly situated companies typically receive for performance-based cash compensation for similar performance, the Remuneration Committee awarded Dr. Soni a cash bonus award at the 40% level.

In determining the cash bonus award for Mr. Ahlholm, the Remuneration Committee primarily considered Mr. Ahlholm’s relative contributions to the Company’s financial reporting function, including Mr. Ahlholm’s contributions to the implementation of internal control and procedures in connection with the Company’s transition from IFRS to U.S. GAAP financial reporting, contributions to transition from SEC reporting as a foreign private issuer to a non-foreign private issuer basis, contributions to the Company’s corporate tax strategy and contributions to the upgrade of the Company’s financial reporting systems. After taking into account all of the foregoing factors, and the Remuneration Committee’s qualitative assessment of the executive’s performance on the whole, and in light of the Remuneration Committee’s subjective understanding of what executives with similar functions at similarly situated companies typically receive for performance-based cash compensation for superior performance, the Remuneration Committee awarded Mr. Ahlholm a cash bonus award at the 26% level.

Equity Compensation

Overview

Stock Options. As an additional component of our compensation program, executive officers are eligible to receive equity compensation in the form of stock options. The Remuneration Committee grants stock options to executive officers to aid in their retention, to motivate them to assist with the achievement of corporate objectives and to align their interests with those of our shareholders by creating a return tied to the performance of our stock price. In determining the form, date of issuance and value of a grant, the Remuneration Committee considers the contributions and responsibilities of each executive officer, appropriate incentives for the achievement of our long-term growth, the size and value of grants made to other executives at peer companies holding comparable positions, individual achievement of designated performance goals, and the Company’s overall performance relative to corporate objectives.

We believe that equity awards serve as useful performance-recognition mechanisms with respect to key employees, as most awards are subject to time-based vesting provisions. Our typical equity awards to executive officers (including the named executive officers) have a term of 10 years and vest and become exercisable over a period of four years, with 25% of the underlying shares vesting on each anniversary of the grant date. We believe that such equity awards encourage executive officers to remain with the Company and also focus on our long-term performance as well as the achievement of specific performance goals.

Equity Award Grant Policy. We have an equity award grant policy that formalizes our process for granting equity-based awards to officers and employees. Under our equity award grant policy, all grants must be approved by our Board of Directors or Remuneration Committee. All stock options will be awarded at fair market value and calculated based on our closing market price on the grant date. Under our equity award grant policy, equity awards will generally be granted as follows:

•

grants made in conjunction with the hiring of a new employee or the promotion of an existing employee will generally be made at meetings of the Board of Directors or Remuneration Committee, as applicable, and effective on the later of (1) the hire date or the promotion date or (2) the date on which such grant is approved; and

•	grants made to existing employees other than in connection with a promotion will be made, if at all, on an annual basis.

Equity Grants Awarded in Fiscal 2010

In recent years, including during fiscal 2010, the Remuneration Committee has not approved equity awards for our executive officers on an annual basis, except in cases of new hires and promotions. The Remuneration Committee concluded that stock option levels held by executive officers as of the beginning of 2010 were sufficient to meet the objectives of its equity grant policy. Such conclusion was made after review of equity compensation levels of executive officers at peer companies as provided by Remedy Compensation Consulting. However, in December 2010, the Remuneration Committee approved the six-month partial acceleration of all options held by our then current named executive officers. Such acceleration was applicable to option awards granted during the period commencing October 1, 2009 through June 30, 2010 in recognition of the performance by such individuals leading to the announcement of positive results in the Company’s Phase 3 MARINE trial.

In addition, during 2010 our Remuneration Committee approved equity awards in connection with the initial hiring and promotion of certain of our named executive officers. Specifically:

•	in connection with his hiring and appointment as Vice President, Finance, the Remuneration Committee awarded Mr. Ahlholm an option to purchase 250,000 of our Ordinary Shares;

•	in connection with his hiring and appointment as Chief Executive Officer, the Board of Directors awarded Mr. Stewart an option to purchase 3,500,000 of our Ordinary Shares;

•	in connection with his appointment as Chief Executive Officer, the Board of Directors awarded Mr. Zakrzewski an option to purchase 1,750,000 of our Ordinary Shares; and

•	in connection with his promotion to President, the Board of Directors awarded Mr. Thero an option to purchase 1,200,000 of our Ordinary Shares.

In each case, the Remuneration Committee determined the amount of award based on its own subjective assessment (based on the individual experience of the members of the Remuneration Committee) of what similarly situated executives typically received at similarly-situated companies, including review of equity compensation levels at peer companies as provided by Remedy Compensation Consulting.

The values of the equity grants awarded to executive officers for the 2011 fiscal year, as well as all compensation actions taken with respect to the named executive officers in fiscal 2010, are reflected in the Summary Compensation Table.

Employee Benefit Program

Executive officers are eligible to participate in all of our employee benefit plans, including medical, dental, group life, disability and accidental death and dismemberment insurance, in each case on the same basis as other employees, subject to applicable law. We also provide vacation and other paid holidays to all employees, including executive officers, all of which we believe to be comparable to those provided at peer companies.

These benefit programs are designed to enable us to attract and retain our workforce in a competitive marketplace. Health, welfare and vacation benefits ensure that we have a productive and focused workforce through reliable and competitive health and other benefits.

Our retirement savings plan (401(k) Plan) is a tax-qualified retirement savings plan, pursuant to which all employees, including the named executive officers, are able to contribute certain amounts of their annual compensation, subject to limits prescribed by the Internal Revenue Service. In 2010, we matched contributions contributed to the plan. The value of these benefits for each of our named executive officers is reflected in the “All Other Compensation” column of the Summary Compensation Table.

Tax and Accounting Considerations

Deductibility of Executive Compensation. In making compensation decisions affecting our executive officers, the Remuneration Committee considers our ability to deduct under applicable federal corporate income tax law compensation payments made to executives. Specifically, the Remuneration Committee considers the requirements and impact of Section 162(m) of the Code, which limits the tax deductibility to us of compensation in excess of $1.0 million in any year for certain executive officers, except for qualified “performance-based compensation” under the Section 162(m) rules. The Remuneration Committee considers the Section 162(m) rules as a factor in determining compensation, but will not necessarily limit compensation to amounts deductible under Section 162(m).

Allocation of Compensation

There is no pre-established policy or target for the allocation of compensation. The factors described above, as well as the overall compensation philosophy, are reviewed to determine the appropriate level and mix of compensation.

Timing of Compensation Actions

Compensation, including base salary adjustments, for our named executive officers is reviewed annually, usually in the first quarter of the fiscal year and upon promotion or other change in job responsibilities.

Minimum Stock Ownership Requirements

There are no minimum stock ownership guidelines for our executives or employees, although senior members of our management team are encouraged and expected to have a significant direct interest in the value of our common stock through open market purchases and/or receipt of equity awards.

Conclusion

Our compensation policies are designed and are continually being developed to retain and motivate our executive officers and to reward them for outstanding individual and corporate performance.

Remuneration Committee Report

The Remuneration Committee of the Company has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on this review and discussion, the Remuneration Committee recommended to the Board of Directors that the foregoing Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Remuneration Committee of the

Board of Directors

Joseph Anderson, Ph.D., Chairman

James Healy, M.D., Ph.D.

Manus Rogan, Ph.D.

Summary Compensation Table

The following table summarizes compensation paid, awarded or earned for services rendered during fiscal 2008, 2009 and 2010 by: (i) our Chief Executive Officer, our President, our Senior Vice President, Head of Development and our Vice President Finance, (ii) an officer who formerly served as our Interim Chief Executive Officer and currently serves as our Chief Medical Officer and (iii) an officer who formerly served as Chief Executive Officer. We refer to these executive officers collectively as our “named executive officers.”

Name and Principal Position	Fiscal Year	Salary	Option Awards(1)	Bonus	All Other Compensation(2)	Total
Current Officers
Joseph S. Zakrzewski	2010	$35,326	$4,882,500	$100,000	$128,804	$5,146,630
Chief Executive Officer &	2009	—	—	—	—	—
Executive Chairman	2008	—	—	—	—	—

John F. Thero	2010	$283,986	$3,348,000	$140,000	$14,980	$3,786,966
President	2009	$45,833	$1,026,00	—	$431	$1,072,264
	2008	—	—	—	—	—

Paresh Soni, M.D., Ph.D.	2010	$350,000	—	$140,000	$18,883	$508,883
Senior Vice President, Head	2009	$350,000	$912,000	$21,450	$28,706	$1,312,156
of Development	2008	$87,500	$120,000	$25,000	$3,388	$235,888

Frederick W. Ahlholm, CPA	2010	$135,346	$352,500	$35,000	$11,685	$534,531
Vice President Finance	2009	—	—	—	—	—
	2008	—	—	—	—	—
Former Officers
Declan Doogan, M.D.(3)	2010	$408,333	—	$140,000	$28,371	$576,704
Former Interim Chief Executive	2009	$500,000	$1,310,400	—	$21,752	$1,832,152
Officer and current Chief Medical	2008	$145,833	$872,000	$100,000	$1,589	$1,119,422
Officer

Colin Stewart(4)	2010	$112,500	$7,315,000	—	$470,853	$7,898,353
Former Chief Executive Officer	2009	—	—	—	—	—
	2008	—	—	—	—	—

(1)	This column reflects the aggregate grant date fair value of equity awards granted in 2010, 2009 or 2008 and calculated in accordance with FASB ASC 718, excluding the effect of estimated forfeitures. Assumptions used in the calculations for these amounts are set forth in note 12 to our financial statements included in our Annual Report on Form 10-K filed with the SEC on March 16, 2011.
(2)	“All Other Compensation” summarized in the table for fiscal 2010 for Mr. Zakrzewski consists entirely of fees paid to him due to his service as Executive Chairman of the Board.

“All Other Compensation” summarized in the table for fiscal 2010 for Mr. Thero consists of $12,917 in health and insurance premiums paid by us and $2,063 in matching contributions made by us under our 401(k) Plan. “All Other Compensation” summarized in the table for fiscal 2009 for Mr. Thero consists of $431 in insurance premiums paid by us.

“All Other Compensation” summarized in the table for fiscal 2010 for Dr. Soni consists of $16,258 in health and insurance premiums paid by us and $2,625 in matching contributions made by us under our 401(k) Plan.

“All Other Compensation” summarized in the table for fiscal 2009 for Dr. Soni consists of $14,006 in health and insurance premiums paid by us and $14,700 in matching contributions made by us under our 401(k) Plan. “All Other Compensation” summarized in the table for fiscal 2008 for Dr. Soni consists of $3,388 in health and insurance premiums paid by us.

“All Other Compensation” summarized in the table for fiscal 2010 for Mr. Ahlholm consists of $11,685 in health and insurance premiums paid by us.

“All Other Compensation” summarized in the table for fiscal 2010 for Dr. Doogan consists of $7,821 in health and insurance premiums paid by us, $3,750 in matching contributions made by us under our 401(k) Plan and $16,800 for a car allowance. “All Other Compensation” summarized in the table for fiscal 2009 for Dr. Doogan consists of $7,052 in insurance premiums paid by us and $14,700 in matching contributions made by us under our 401(k) Plan. “All Other Compensation” summarized in the table for fiscal 2008 for Dr. Doogan consists of $1,589 in insurance premiums paid by us.

“All Other Compensation” summarized in the table for fiscal 2010 for Mr. Stewart consists of $4,485 in health and insurance premiums paid by us and a severance payment of $466,368.
(3)	Dr. Doogan served as our Interim Chief Executive Officer from October 2009 through August 2010.
(4)	Mr. Stewart served as our Chief Executive Officer from August 2010 through November 2010. The options granted to Mr. Stewart in fiscal 2010 were cancelled when he ceased to serve as Chief Executive Officer in November 2010.

Grants of Plan-Based Awards

The following table sets forth certain information regarding grants of plan-based awards to the named executive officers during fiscal 2010.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards(1)
Current Officers
Joseph S. Zakrzewski	11/11/10	1,750,000	(2)	3.40	$4,882,500
John F. Thero	11/11/10	1,200,000	(2)	3.40	$3,348,000
Paresh Soni	—	—		—	—
Frederick W. Ahlholm	4/20/10	250,000	(3)	1.70	$352,500

Former Officers
Declan Doogan	—	—		—	—
Colin Stewart	—	—		—	—

(1)	This column reflects the aggregate grant date fair value of equity awards granted in 2010 and calculated in accordance with FASB ASC 718, excluding the effect of estimated forfeitures. Assumptions used in the calculations for these amounts are set forth in note 12 to our financial statements included in our Annual Report on Form 10-K filed with the SEC on March 16, 2011.
(2)	The options vest in four equal annual installments beginning on November 11, 2010.
(3)	The options vest in four equal annual installments beginning on October 20, 2010.

Option Exercises and Stock Vested

The following table sets forth the vesting in fiscal 2010 of options to purchase Ordinary Shares held by the named executive officers.

	Option Awards
Name and Principal Position	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Current Officers
Joseph S. Zakrzewski Chief Executive Officer & Executive Chairman	210,000	840,424

John F. Thero President	—	—

Paresh Soni Senior Vice President, Head of Development	66,666	115,442

Frederick W. Ahlholm Vice President Finance	—	—

Former Officers
Declan Doogan Former Interim Chief Executive Officer and current Chief Medical Officer	559,167	2,022,772

Colin Stewart Former Chief Executive Officer	—	—

Outstanding Equity Awards at Fiscal Year-End

The following table shows information regarding outstanding equity awards at December 31, 2010 for our named executive officers.

	Option Awards
	Number of Securities Underlying Unexercised Options			Option Exercise Price ($)	Option Expiration Date
Name	# Exercisable	# Unexercisable
Current Officers
Joseph S. Zakrzewski	375,000	585,000	(1)	1.35	12/21/2019
	437,500	1,312,500	(2)	3.40	11/11/2020

John F. Thero	225,000	675,000	(3)	1.35	12/21/2019
	300,000	900,000	(2)	3.40	11/11/2020

Paresh Soni	—	33,334	(4)	1.43	9/1/2018
	200,000	600,000	(3)	1.35	12/21/2019

Frederick W. Ahlholm	62,500	187,500	(5)	1.70	4/20/2020

Former Officers
Declan Doogan	65,000	—	(6)	4.40	4/9/2017
	—	133,333	(7)	2.60	5/20/2018
	292,500	585,000	(1)	1.35	12/21/2019

Colin Stewart	—	—		—	—

(1)	The stock option vests in four equal annual installments beginning on January 1, 2010.

(2)	The stock option vests in four equal annual installments beginning on November 11, 2010.
(3)	The stock option vests in four equal annual installments beginning on December 21, 2010.
(4)	The stock option vests in three equal annual installments beginning on September 1, 2009.
(5)	The stock option vests in four equal annual installments beginning on April 20, 2011.
(6)	The stock option vests in three equal annual installments beginning on April 9, 2008.
(7)	The stock option vests in three equal annual installments beginning on May 20, 2009.

Pension Benefits

We do not have a defined benefit plan. Our named executive officers did not participate in, or otherwise receive any special benefits under, any pension or defined benefit retirement plan sponsored by us during fiscal 2010.

Nonqualified Deferred Compensation

During fiscal 2010, our named executive officers did not contribute to, or earn any amount with respect to, any defined contribution or other plan sponsored by us that provides for the deferral of compensation on a basis that is not tax-qualified.

Employment, Change of Control and Severance Arrangements

We have entered into employment agreements with each of our current named executive officers. These agreements set forth the individual’s base salary, bonus compensation, equity compensation and other employee benefits, which are described above in the Compensation Discussion and Analysis. Mr. Zakrzewski is entitled to severance benefits in certain circumstances as set forth below and Mr. Zakrzewski’s employment may be terminated by either us or Mr. Zakrzewski at any time and for any reason upon giving 90 days’ prior written notice thereof to the other party. Mr. Thero is entitled to severance benefits in certain circumstances as set forth below and Mr. Thero may terminate his employment with us at any time and for any reason upon giving one month’s prior written notice. Our employment agreements with Dr. Soni and Mr. Ahlholm provide for “at-will” employment, meaning that either party can terminate the employment relationship at any time (although, with respect to Dr. Soni’s employment, such employment may be terminated by either us or Dr. Soni upon giving the other party at least one month’s prior written notice). Dr. Doogan provides part-time services to us, The agreement under which he provides these services will terminate on December 31, 2012, unless Dr. Doogan is earlier terminated for cause (as defined in Dr. Doogan’s employment agreement) or due to Dr. Doogan’s death or disability.

Severance Benefits. The employment agreement with Mr. Zakrzewski confers certain severance benefits. In the event Mr. Zakrzewski is terminated without “cause” (as such term is defined in his employment agreement), he will be eligible to receive severance benefits in an amount equal to one year of base salary, entitled to continuation of group health plan benefits to the extent authorized by and consistent with such plans and eligible to receive a pro rated bonus for the year in which his employment is terminated. Such payments and benefits to Mr. Zakrzewski are conditioned on his execution and non-revocation of a general release and non-disparagement agreement at the time of termination. Moreover, in the event that we elect to hire a new Chief Executive Officer and Mr. Zakrzewski agrees to resign as Chief Executive Officer, Mr. Zakrzewski will be eligible to receive a pro rated bonus as discussed above. Mr. Thero is entitled to severance benefits in certain circumstances. If we terminate Mr. Thero’s employment other than for cause (as such term is defined in his November 5, 2009 letter agreement), Mr. Thero is entitled to received severance benefits in an amount equal to base salary until the earlier to occur of (a) six months from the effective date of termination and (b) until Mr. Thero secures full-time employment. The payments potentially due to Mr. Thero may be delayed up to six months from the termination date if necessary to avoid adverse tax treatment under Section 409A of the Code. We also entered into a Resignation and Release Agreement with Colin Stewart in November 2010, which provides for severance benefits in an amount equal to one year of base salary and continuation of group health plan benefits until the earlier of (a) one year from Mr. Stewart’s effective resignation date and (b) the date Mr. Stewart becomes re-employed or otherwise ineligible to receive such group health plan benefits.

Change of Control Provisions in 2002 Stock Option Plan. Under the Company’s 2002 Stock Option Plan, in any change of control transaction (e.g., the acquisition of the Company by way of merger), except as otherwise provided by the Remuneration Committee in the award agreement, (i) all awards held by directors (other than the Chief Executive Officer of the Company) will automatically vest in full and (ii) all awards held by other participants (i.e., the Chief Executive Officer and participants who are not directors) shall continue to vest following a change of control and, if any such participant’s employment is terminated by the Company for any reason other than cause within two years of the change of control, shall become fully exercisable. Any unexercised outstanding awards will then lapse one year following the change of control. The Remuneration Committee may also elect to accelerate the vesting of any or all outstanding awards at such times and in such amounts as it determines in its sole discretion.

Potential Payments upon Termination or Change of Control

The table below shows the benefits potentially payable to each of our named executive officers if a change of control termination occurred on December 31, 2010. The closing price per share of our ADSs on The NASDAQ Capital Market on December 31, 2010 was $8.20.

Name	Base Salary ($)	Bonus Payment ($)	Accelerated Vesting of Options ($)(1)	Continuation of Health Benefits ($)	Total ($)
Current Officers
Joseph S. Zakrzewski	250,000	100,000	14,976,000	13,800	15,339,800
John F. Thero	187,500	140,000	11,925,000	13,800	12,266,300
Paresh Soni	29,167	—	5,705,671	—	5,734,838
Frederick W. Ahlholm	—	—	1,625,000	—	1,625,000

Former Officer
Declan Doogan	—	—	7,004,539	—	7,004,539

(1)	The value of the accelerated vesting equals the difference (if positive) between the option exercise price and the last reported stock price for fiscal 2010 ($8.20), multiplied by the number of options that would have been accelerated upon a change of control occurring on December 31, 2010.

The table below shows the benefits potentially payable to each of Mr. Zakrzewski (if his employment was terminated on December 31, 2010 without cause) and Mr. Thero (if his employment was terminated on December 31, 2010 without cause) in the absence of a change of control, as well as Dr. Soni (if his employment was terminated by us on December 31, 2010 without us having provided the required one month’s prior written notice).

Name	Base Salary ($)	Bonus Payment ($)	Accelerated Vesting of Options ($)	Continuation of Health Benefits ($)	Total ($)
Joseph S. Zakrzewski	250,000	100,000	—	13,800	363,800
John F. Thero	187,500	140,000	—	13,800	341,300
Paresh Soni	29,167	—	—	—	29,167
Declan Doogan	—	—	—	—	—
Frederick Ahlholm	—	—	—	—	—

401(k) Plan

We have established and maintain a retirement savings plan under Section 401(k) of the Code. The Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a tax deferred basis through contributions to a 401(k) plan. Contributions made by the Company for the years ended December 31, 2010, 2009 and 2008 amounted to $21,000, $306,000 and $548,000, respectively.

DIRECTOR COMPENSATION

Non-Employee Director Compensation

A summary of the non-employee director compensation arrangements for fiscal 2011 is set forth below.

Retainer and Meeting Fees
Annual Board Retainer Fee:
All non-employee directors	$30,000

Annual Chairman Retainer Fees:*
Audit Committee Chairman	$17,500
Remuneration Committee Chairman	$10,000
Nominating and Corporate Governance Committee Chairman	$7,500

Annual Committee Member Retainer Fees:*
Audit Committee	$6,000
Remuneration Committee	$5,000
Nominating and Corporate Governance Committee	$3,000

*	These fees are in addition to the Annual Board Retainer Fee, as applicable.

The annual retainers are paid in equal installments made in arrears within thirty days of the end of each calendar quarter, or upon the earlier resignation or removal of the non-employee director. Amounts owing to non-employee directors as annual retainers shall be annualized, meaning that for non-employee directors who join the board during the calendar year, such amounts shall be pro rated based on the number of calendar days served by such director.

Non-employee directors shall be given an annual election option, which option is to be exercised within ten calendar days of the end of each quarter, of receiving their annual retainers in the form of either (i) cash or (ii) unregistered non-ADR ordinary shares, with any such issuances to be priced at the greater of (i) the closing price of the Company’s ADSs on The NASDAQ Capital Market on the date which is ten calendar days after the end of each quarter or (ii) £0.50 per share (i.e., par value per Ordinary Share).

Non-employee directors are also reimbursed for their reasonable out-of-pocket expenses incurred in connection with attending Board and committee meetings.

In addition, the non-employee directors are also eligible to participate in the Company’s stock option plans on a case by case basis.

On February 10, 2010, the Company awarded options representing the right to purchase 120,000 Ordinary Shares to the following non-employee directors: Joseph Anderson, Lars Ekman, Carl Gordon, James Healy, Manus Rogan and Jan van Heek. These awards vest in four equal annual installments on each anniversary of the grant date. The total grant-date value of these awards was $626,400, based on a closing price of $1.03 on The NASDAQ Capital Market on the date of grant. On November 17, 2010, the Company awarded options representing the right to purchase 120,000 Ordinary Shares to Kristine Peterson. This award vests in four equal annual installments on each anniversary of the grant date. The total grant-date value of this award was $370,800, based on a closing price of $3.67 on The NASDAQ Capital Market on the date of grant.

The following table shows the compensation paid in fiscal 2010 to the Company’s non-employee directors.

Name	Fees Earned or Paid in Cash ($)	Option Awards(1) ($)	Total ($)
Joseph Anderson	43,000	104,400	147,400
Lars G. Ekman	35,462	104,400	139,862
Carl L. Gordon	37,500	104,400	141,900
James I. Healy	35,000	104,400	139,400
Thomas Lynch	23,967	—	23,967
Kristine Peterson	4,402	370,800	375,202
Manus Rogan	41,000	104,400	145,400
Jan van Heek(2)	47,696	104,400	152,096
Joseph S. Zakrzewski(3)	128,804	—	128,804

(1)	The value of the awards has been computed in accordance with FASB ASC 718, excluding the effect of estimated forfeitures. Assumptions used in the calculations for these amounts are set forth in note 12 to our financial statements included in our Annual Report on Form 10-K filed with the SEC on March 16, 2011.
(2)	Mr. van Heek received $35,820 of his fees in the form of 5,282 Ordinary Shares.
(3)	Amounts for Mr. Zakrzewski represent fees paid to him as a non-employee director and do not include any amounts paid to Mr. Zakrzewski in his capacity as Chief Executive Officer. Amounts paid to Mr. Zakrzewski in his capacity as Chief Executive Officer are set forth in the Summary Compensation Table above.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements, evaluates auditor performance, manages relations with the Company’s independent registered public accounting firm and evaluates policies and procedures relating to internal control systems. The Audit Committee operates under a written Audit Committee charter that has been adopted by the Board. All members of the Audit Committee currently meet the independence and qualification standards for Audit Committee membership set forth in the listing standards provided by NASDAQ and the SEC.

The Audit Committee members are not professional accountants or auditors. The members’ functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The Audit Committee serves a board-level oversight role in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. The Company’s management has the primary responsibility for the financial statements and reporting process, including the Company’s system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2010. This review included a discussion of the quality and the acceptability of the Company’s financial reporting, including the nature and extent of disclosures in the financial statements and the accompanying notes. The Audit Committee also reviewed the progress and results of the testing of the design and effectiveness of its internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

The Audit Committee also reviewed with the Company’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality and the acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the Committee by Public Company Accounting Oversight Board (“PCAOB”) AU380, Communications with Audit Committees, and SEC Regulation S-X Rule 207, Communication with Audit Committees. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the Public Company Accounting Oversight Board. The Audit Committee discussed with the independent registered public accounting firm their independence from management and the Company, including the matters required by the applicable rules of the Public Company Accounting Oversight Board.

In addition to the matters specified above, the Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope, plans and estimated costs of their audit. The Committee met with the independent registered public accounting firm periodically, with and without management present, to discuss the results of the independent registered public accounting firm’s examinations, the overall quality of the Company’s financial reporting and the independent registered public accounting firm’s reviews of the quarterly financial statements, and drafts of the quarterly and annual reports.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements should be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Submitted by the Audit Committee of the Board of Directors

Jan van Heek, Chairman

Manus Rogan, Ph.D.

Kristine Peterson

SHAREHOLDER PROPOSALS

Shareholder proposals intended to be included in the 2012 Annual General Meeting proxy materials must be received by the Secretary of the Company no later than January 12, 2012, or otherwise as permitted by applicable law (the “Proxy Deadline”); provided, however, that if the 2012 Annual General Meeting date is advanced or delayed by more than 30 days from the anniversary date of the 2011 Annual General Meeting, then shareholders must submit proposals within a reasonable time before the Company begins to print and send its proxy materials. The form and substance of these proposals must satisfy the requirements established by the Company’s Articles, the Nominating and Corporate Governance Committee charter and the SEC, and the timing for the submission of any such proposals may be subject to change as a result of changes in SEC rules and regulations.

Under the 2006 Act, in order for a shareholder proposal to be presented at an Annual General Meeting, such proposal must have been requisitioned either by shareholders representing 5% of the voting rights of all members having a right to vote on such proposal at the Annual General Meeting or by at least 100 shareholders who have a right to vote on such proposal at the relevant Annual General Meeting and who hold shares in the Company on which there has been paid up an average sum, per member, of at least £100. Such proposal must have been signed or otherwise authenticated by all requisitionists and submitted to the Company not later than (1) six weeks before the Annual General Meeting to which the requests relate, or (2) if later, the time at which notice of that meeting is given by the Company.

Additionally, shareholders who intend to nominate a director to be elected at the 2012 Annual General Meeting must provide the Secretary of the Company with written notice of such nomination between 7 and 42 days prior to the date of such meeting, together with written notice signed by the director nominee regarding his or her willingness to be elected. Any shareholder seeking to recommend a director candidate or any director candidate who wishes to be considered by the Nominating and Corporate Governance Committee, the committee that recommends a slate of nominees to the Board for election at each annual general meeting, must also provide the Secretary of the Company with: the name and address of the shareholder seeking to recommend a director candidate; a representation that the shareholder is a record holder of the Company’s securities (or, if the shareholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Exchange Act); the name, age, business and residential address, educational background, current principal occupation or employment for the preceding five full fiscal years of the proposed director candidate; a description of the qualifications and background of the proposed director candidate, which addresses the minimum qualifications and other criteria for Board membership approved by the Board from time to time; a description of all arrangements or understandings between the shareholder and the proposed director candidate; the consent of the proposed director candidate to be named in the proxy statement relating to the Company’s annual general meeting and to serve as a director if elected at such annual general meeting; and any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to SEC rules, if then required. The Nominating and Corporate Governance Committee will consider all director candidates who comply with these requirements and will evaluate these candidates using the criteria described above under the caption, “Nomination of Directors.” Director candidates who are then approved by the Board will be included in the Company’s proxy statement for that annual general meeting.

DELIVERY OF PROXY MATERIALS

Our annual report to shareholders for the fiscal year ended December 31, 2010, including audited financial statements, accompanies this Proxy Statement. Copies of our Annual Report on Form 10-K for fiscal 2010 and the exhibits thereto are available from the Company without charge upon written request of a shareholder. Copies of these materials are also available online through the Securities and Exchange Commission at www.sec.gov. The Company may satisfy SEC rules regarding delivery of proxy materials, including the proxy statement and annual report, by delivering a single set of proxy materials to an address shared by two or more Company shareholders. This delivery method can result in meaningful cost savings for the Company. In order to take advantage of this opportunity, the Company may deliver only a single set of proxy materials to multiple shareholders who share an address, unless contrary instructions are received prior to the mailing date. Similarly, if you share an address with another shareholder and have received multiple copies of our proxy materials, you may write or call us at the address and phone number below to request delivery of a single copy of the proxy materials in the future. We undertake to deliver promptly upon written or oral request a separate copy of the proxy materials, as requested, to a shareholder at a shared address to which a single copy of the proxy materials was delivered. If you hold Ordinary Shares as a record shareholder and prefer to receive separate copies of proxy materials either now or in the future, please contact the Company’s investor relations department at Amarin Corporation plc, c/o Amarin Pharma, Inc., Mystic Packer Building, 12 Roosevelt Avenue, Mystic, Connecticut 06355 or by telephone at (860) 572-4979. If you hold Ordinary Shares in the form of American Depositary Shares through Citibank or hold Ordinary Shares through a brokerage firm or bank and you prefer to receive separate copies of proxy materials either now or in the future, please contact Citibank, your brokerage firm or bank, as applicable.

EACH SHAREHOLDER IS URGED TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY.

ANNEX A

Remuneration report for the year ended 31 December 2010

Information Not Subject to Audit

Remuneration policy

The Company’s policy on remuneration is to attract, retain and incentivise the best staff, recognising that they are key to the success of the business, and to align our staff’s interests with those of our shareholders by rewarding short-term and long-term performance and tying compensation to increases in shareholder value.

Consistent with this policy, the Company’s benefit packages awarded to directors and senior management are intended to be competitive and comprise a mix of remuneration (historically consisting of base salary, annual cash incentive bonus and equity-based compensation) with the goals listed below, while not detracting from the goals of good corporate governance:

•

provide a competitive total compensation package that enables the Company to attract and retain highly qualified directors and senior management with the skills and experience required for the achievement of business goals;

•	align compensation elements with the Company’s annual goals and long-term business strategies and objectives;

•

promote the achievement of key strategic and financial performance measures by linking short-term and long-term cash and equity incentives to the achievement of measurable corporate and individual performance goals; and

•	align the incentives of directors and senior management with the creation of shareholder value.

The Company’s American Depositary Shares are listed on the NASDAQ Capital Market and the Company is therefore subject to NASDAQ corporate governance rules.

The Company’s natural competitor group with respect to staffing lies within the pharmaceutical and biotechnology industries. Subject to changes in the industry and to competitive and other pressures, the Company will generally align its rates of remuneration with this sector, both in terms of overall packages and the division between basic and performance-related elements. However, it is recognised that such competition is only one of a number of factors to be taken into account.

Long-term incentives are provided to directors and senior management in the form of executive share options and, additionally, in the case of executive directors and senior management, by the granting of end of year cash bonuses that are specifically designed to reward executives for overall corporate performance as well as individual performance in a given year. Share options are granted to directors and senior management to aid in their retention, to motivate them to assist with the achievement of corporate objectives and to align their interests with those of our shareholders by creating a return tied to the performance of our stock price. It is the intention of the board of directors (the “Board”) to grant share options to executive directors and senior management in the furtherance of these objectives and to reward performance. Additionally, the Board may award options from time to time to non-executive directors as is relatively standard practice in the U.S.

Share options are currently granted to directors and senior management pursuant to the Amarin Corporation Plc 2002 Stock Option Plan (as amended July 2010) approved by the shareholders in general meeting on 19 July 2002 (“the option plan”). A maximum of 14,000,000 Ordinary Shares may be issued under the option plan. This limit includes stock options that were granted, as well as options that were granted and exercised, since the inception of the option plan in 2002. As of April 26, 2011, excluding stock options previously exercised, 12,289,387 Ordinary Shares are available for grant under the option plan in connection with stock options that were outstanding or available for grant. The Remuneration Committee may grant options to eligible persons. In determining which eligible persons may receive an award of options and become participants in the option plan, as well as the terms of any option award, the Remuneration Committee may take into account the nature of the services rendered to us by the eligible persons, their present and potential contributions to our success or such other factors as the Remuneration Committee, at its discretion, shall deem relevant.

In the event that a director resigns, then under the option plan, the unvested options lapse, and vested but unexercised options will lapse twelve months following the date of such resignation. Share options granted to directors pursuant to the option plan typically vest in three equal tranches during the three-year period from the grant date to the third anniversary of the grant date (though most recent grants have four-year vesting). Share options granted to employees vest in four equal tranches during the four-year period from the grant date to the fourth anniversary of the grant date.

The Remuneration Committee has the delegated authority of the Board to vary the remuneration of executive directors and senior management to include the award of end of year bonuses and grant of options. The Remuneration Committee awards performance-based cash bonuses based in part on the Company’s achievement of corporate goals. In addition, the Remuneration Committee considers the individual performance of the Company’s executive directors and senior management and the level of each such individual’s accountability, scope of responsibilities and impact on the Company’s performance during the course of the year as well as corporate achievement beyond established goals. The Remuneration Committee also considers its own understanding of what executives with similar functions at similarly situated companies typically receive for performance-based cash compensation so as to ensure that the Company’s executive directors and senior management are properly remunerated.

There have been no departures from the Company’s policy on granting share options during the year, other than the following share option grants, whose vesting dates were accelerated by six months during 2010 as a result of the Company achieving a pre-determined stretch goal—namely early completion of the MARINE study:

Name		Grant date	Options granted
Zakrzewski	Joe	12/21/09	1,170,000
Soni	Paresh	12/21/09	800,000
Thero	John	12/21/09	900,000
Braekman	Rene	12/21/09	210,000
Grandolfi	George	12/21/09	210,000
Berry	Peggy	12/21/09	130,000
Stirtan	Bill	12/21/09	100,000
Rowe	Jonathan	12/21/09	75,000
HaupmanBaker	Amy	12/21/09	35,000
Manku	Mehar	12/21/09	22,500
Anderson	Joe	2/10/10	120,000
Healy	James	2/10/10	120,000
Gordon	Carl	2/10/10	120,000
Rogan	Manus	2/10/10	120,000
Ekman	Lars	2/10/10	120,000
van Heek	Jan	2/10/10	120,000
Herchenrider	Christine	2/12/10	20,000
Maloney	Maura	2/15/10	50,000
Ahlholm	Fred	4/20/10	250,000
Sedlack	Stuart	4/20/10	170,000
Trefny	Patrick	4/20/10	20,000
Talalas	Meg	5/3/10	50,000
Coon	Renee	7/26/10	20,000

Performance graph—2 Year

In the opinion of the Board, the indices below are the most appropriate indices against which the total shareholder return of the Company should be measured. The NASDAQ Bio Index has been selected because it is an index of U.S. quoted biotechnology and pharmaceutical companies.

31 December 2008 = $100

Source: NASDAQ—Whole Market index and Bio index. The NASDAQ Market index has been used to compare the shareholder return for all companies listed on the NASDAQ Stock Market. The NASDAQ Bio index has been used to give a comparison of the shareholder returns from biotechnology and pharmaceutical companies listed on the NASDAQ Stock Market.

As depicted above, over the last two years Amarin has out-performed relative to the NASDAQ and NASDAQ Bio indices to give a shareholder return of 1,055%, while the NASDAQ index gave a return of 68% and the NASDAQ Bio index a return of 33%.

Performance graph—5 Year

31 December 2005 = $100

Source: NASDAQ—Whole Market index and Bio index.

As depicted above, over the last five years Amarin has under-performed relative to the NASDAQ and NASDAQ Bio indices to give a shareholder return of -32%, while the NASDAQ index gave a return of 25% and the NASDAQ Bio index a return of 24%.

Directors’ service contracts

The Company is not currently a party to a service contract with any of its non-executive directors.

On 21 January 2000, the Company entered into a service contract with Thomas Lynch. The service contract with Mr. Lynch was terminable upon reasonable notice and did not provide for compensation payable upon early termination or any post-termination compensation. Mr. Lynch resigned as a director effective 18 October 2010.

Current non-executive directors are paid under the Company’s non-executive director compensation policy which is summarized below.

Retainer and Meeting Fees
Annual Board Retainer Fee:
All non-executive directors	$30,000

Annual Committee Chairman Retainer Fees:*
Audit Committee Chairman	$17,500
Remuneration Committee Chairman	$10,000
Nominating and Corporate Governance Committee Chairman	$7,500

Annual Committee Member Retainer Fees:*
Audit Committee	$6,000
Remuneration Committee	$5,000
Nominating and Corporate Governance Committee	$3,000

*	These fees are in addition to the Annual Board Retainer Fee, as applicable.

Non-executive directors are given an annual election option of receiving their annual retainers in the form of either cash or Ordinary Shares. Non-executive directors are also reimbursed for their reasonable out-of-pocket expenses incurred in connection with attending Board and committee meetings. In addition, the non-executive directors are also eligible to participate in the Company’s stock option plans on a case by case basis.

On February 10, 2010, the Company awarded options representing the right to purchase 120,000 Ordinary Shares to the following non-executive directors: Joseph Anderson, Lars Ekman, Carl Gordon, James Healy, Manus Rogan and Jan van Heek. These awards vest in four equal annual installments on each anniversary of the grant date. On November 17, 2010, the Company awarded options representing the right to purchase 120,000 Ordinary Shares to Kristine Peterson. This award vests in four equal annual installments on each anniversary of the grant date.

The following table shows the compensation paid in fiscal 2010 to the Company’s non-executive directors.

Name	Fees Earned or Paid in Cash ($)
Joseph Anderson	43,000
Lars G. Ekman	35,462
Carl L. Gordon	37,500
James I. Healy	35,000
Thomas Lynch	23,967
Kristine Peterson	4,402
Manus Rogan	41,000
Jan van Heek(1)	47,696
Joseph S. Zakrzewski(2)	128,804

(1)	Mr. van Heek received $35,820 of his fees in the form of 5,282 Ordinary Shares.
(2)	Amounts for Mr. Zakrzewski represent fees paid to him as a non-executive director and do not include any amounts paid to Mr. Zakrzewski in his capacity as Chief Executive Officer which was effective as of 10 November 2010.

On 10 November 2010, Mr. Zakrzewski was named Chief Executive Officer (“CEO”). During 2010, Mr. Zakrzewski was paid on a consultancy basis for his services as our CEO. Effective January 1, 2011, Mr. Zakrzewski became an employee of the Company. Under his employment agreement, Mr. Zakrzewski is required to make his service to the Company as CEO his primary business commitment and is required to work two and a half days per week. Mr. Zakrzewski’s base salary for these services is $250,000 per annum and, contemporaneous with his assuming the role of CEO, Mr. Zakrzewski was awarded an option to purchase 1,750,000 Ordinary Shares. For services in 2010, the Remuneration Committee award Mr. Zakrzewski an annual cash bonus of $100,000.

The Company’s employment agreement with Mr. Zakrzewski also confers certain severance benefits. In the event Mr. Zakrzewski is terminated without “cause” (as such term is defined in his employment agreement), he will be eligible to receive severance benefits in an amount equal to one year of base salary, entitled to continuation of group health plan benefits to the extent authorized by and consistent with such plans and eligible to receive a prorated bonus for the year in which his employment is terminated. In the event that we elect to hire a new CEO and Mr. Zakrzewski agrees to resign as CEO, Mr. Zakrzewski will be eligible to receive a prorated bonus as discussed above.

Share schemes

Interests in share options and warrants over Amarin Corporation plc

Details of options and warrants held by directors as at 31 December 2010 and those who served as directors during 2010 are set out below:

Date of grant	Earliest exercise date	Expiry date	Exercise price (US$)	No. at 1 January 2010 (£0.50 shares)	Options granted /warrants purchased	Exercised in year	Lapsed in year	No. at 31 December 2009 (£0.50 shares)
Dr. Anderson(1)
10/16/2009 (warrants)	10/16/2009	10/16/2014	1.50	8,500,000	—	—	—	8,500,000
02/10/2010 (options)	08/10/2010	02/10/2020	1.03	—	120,000	—	—	120,000

Dr. Healy(2)
10/16/2009 (warrants)	10/16/2009	10/16/2014	1.50	3,500,000	—	1,750,000	—	1,750,000
02/10/2010 (options)	08/10/2010	02/10/2020	1.03	—	120,000	—	—	120,000

Dr. Gordon(3)
10/16/2009 (warrants)	10/16/2009	10/16/2014	1.50	3,500,000	—	—	—	3,500,000
02/10/2010 (options)	08/10/2010	02/10/2020	1.03	—	120,000	—	—	120,000

Dr. Rogan(4)
10/16/2009 (warrants)	10/16/2009	10/16/2014	1.50	2,500,000	—	—	—	2,500,000
02/10/2010 (options)	08/10/2010	02/10/2020	1.03	—	120,000	—	—	120,000

Mr. Lynch(5)
12/21/2005 (warrants)	06/19/2006	12/21/2010	14.30	20,792	—	—	—	20,792
06/01/2007 (warrants)	06/01/2007	05/31/2012	7.20	1,248	—	—	—	1,248
12/06/2007 (warrants)	12/06/2007	12/03/2012	1.17	30,303	—	—	—	30,303
07/31/2009 (warrants)	07/31/2009	07/31/2014	1.00	138,888	—	—	—	138,888
10/16/2009 (warrants)	10/16/2009	10/16/2014	1.50	138,888	—	—	—	138,888
10/16/2009 (warrants)	10/16/2009	10/16/2014	1.50	500,000	—	—	—	500,000

Mr. Zakrzewski(6)
12/21/2009 (options)	12/21/2009	12/21/2019	1.35	1,170,000	—	210,000	—	960,000
11/11/2010 (options)	11/11/2010	11/11/2020	3.40	—	1,750,000	—	—	1,750,000

Mr. Van Heek(7)
02/10/2010 (options)	08/10/2010	02/10/2020	1.03	—	120,000	—	—	120,000

Mr. Ekman(7)
02/10/2010 (options)	08/10/2010	02/10/2020	1.03	—	120,000	—	—	120,000

Ms. Peterson(7)
11/17/2010 (options)	11/17/2011	11/17/2020	3.67	—	120,000	—	—	120,000

(1)	The warrants have been issued to Abingworth Bioventures V L.P., Abingworth Bioventures V Co-Invest Growth Equity Fund LP and Abingworth Bioequities Master Fund Limited, the management company of which Dr. Joseph Anderson is a Partner. Dr. Joseph Anderson is also a non-executive director of Amarin. The options were issued to Mr. Anderson as a director.
(2)	The warrants have been issued to Sofinnova Venture Partners VII, L.P., the management company of which Dr. James I. Healy is a Managing General Partner. Dr. James I. Healy is also a non-executive director of Amarin. The options were issued to Dr. Healy as a director.

(3)	The warrants have been issued to Caduceus Private Investments III, LP and OrbiMed Associates III, LP, of whom Dr. Carl L. Gordon is a General Partner. Dr. Carl L. Gordon is also a non-executive director of Amarin. The options were issued to Dr. Gordon as a director.
(4)	The warrants have been issued to Fountain Healthcare Partners Fund, of whom Dr. Manus Rogan is a Managing Partner. Dr. Manus Rogan is also a non-executive director of Amarin. The options were issued to Dr. Rogan as a director.
(5)	These warrants have been issued to Amarin Investment Holding Limited (“AIHL”) which is an entity controlled by Mr. Lynch. Mr. Lynch was a non-executive director of Amarin and resigned on 18 October 2010.
(6)	The options were issued to Mr. Zakrzewski as a director in December 2009. The additional options were issued to Mr. Zakrzewski as Chief Executive Officer in 2010.
(7)	These share options were issued during 2010 to the individual as a director.

The market price of the Company’s shares at the end of the financial year was US$8.20 and the range of the market prices during the year was US$0.93 and US$8.64.

Long-term incentive scheme

There are no long-term incentive schemes in place in respect of any of the directors.

On behalf of the board of directors

Dr. Joseph Anderson

Chairman of the Remuneration Committee

April 26, 2011

ANNEX B

AMARIN CORPORATION PLC

2011 STOCK INCENTIVE PLAN

Section 1. Purpose

The Amarin Corporation plc 2011 Stock Incentive Plan, (the “Plan”) is intended to promote the interests of Amarin Corporation plc (the “Company”) and its shareholders by aiding the Company in attracting and retaining Employees, officers, Consultants and non-Employee Directors capable of assuring the future success of the Company, offering such persons incentives to put forth maximum efforts for the success of the Company’s business and affording such persons an opportunity to acquire a proprietary interest in the Company. The Plan will provide a means by which Eligible Persons may acquire Shares of the Company pursuant to Awards to purchase a specified number of Shares, subject to the conditions and restrictions contained herein. This Plan is subject to approval by the shareholders of the Company.

Section 2. Definitions

As used in the Plan, the following terms shall have the meanings set forth below:

(a)	“2002 Plan” shall mean the Company’s 2002 Stock Option Plan as amended from time to time.

(b)	“ADSs” shall mean the American Depositary Shares, representing ordinary shares of the Company, issued under the Company’s American Depositary Receipt facility.

(c)	“Affiliate” shall mean (i) any entity that, directly or indirectly through one or more intermediaries, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, in each case as determined by the Committee.

(d)	“Applicable Laws” means the legal and regulatory requirements relating to stock options, if any, pursuant to English Law, U.S. state corporate laws, U.S. federal and state securities laws, the Code and the rules of any applicable stock exchange.

(e)	“Award” shall mean any Option, Restricted Stock Unit or Shares not subject to restrictions granted under the Plan.

(f)	“Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing any Award granted under the Plan.

(g)	“Board” shall mean the Board of Directors of the Company.

(h)	“Cause” shall mean willful misconduct with respect to, or that is harmful to, the Company or any of its Affiliates including, without limitation, dishonesty, fraud, unauthorized use or disclosure of confidential information or trade secrets or other misconduct (including, without limitation, conviction for a felony), in each case as reasonably determined by the Committee.

(i)	“Code” shall mean the United States of America Internal Revenue Code of 1986 as amended from time to time, and any regulations promulgated thereunder.

(j)	“Committee” shall mean the Remuneration Committee of Directors designated by the Board to administer the Plan.

(k)	“Company” shall mean Amarin Corporation plc (an English company, registered number 2353920) and any successor corporation.

(l)	“Consultant” means any natural person, including an advisor or Director, who is engaged by the Company or any Affiliate including any Parent or Subsidiary to render bona fide services and who is not an Employee, and such services are not in connection with the offer or sale of securities in a capital-raising transaction, and do not directly or indirectly promote or maintain a market for the Company’s securities.

(m)	“Continuous Status as an Employee or Consultant” means the absence of any interruption or termination of service as an Employee or Consultant. Continuous Status as an Employee or Consultant shall not be considered interrupted in the case of: (i) vacation, sick leave, military leave or any other leave of absence approved by Company management or the Committee, provided that such leave is for a period of not more than ninety (90) days or such longer period as is separately approved by the Committee, unless re-employment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to Company policy adopted from time to time; (ii) transfers between locations of the Company or between the Company, its Affiliates or their respective successors; or (iii) a change in status from an Employee to a Consultant or from a Consultant to an Employee.

(n)	“Control” means the ownership of more than fifty (50)% of the issued share capital or other equity interest of the Company or the legal power to direct or cause the direction of the general management and policies of the Company.

(o)	“Covered Employee” means an employee who is a “Covered Employee” within the meaning of Section 162(m) of the Code.

(p)	“Director” shall mean a member of the Board.

(q)	“Eligible Person” shall mean any Employee, officer, Consultant or Director providing services to the Company or any Affiliate whom the Committee determines to be an Eligible Person.

(r)	“Employee” means any person, including officers and/or Directors (who meet the requirements of this Section), employed by the Company or any Affiliate of the Company, with the status of employment determined based upon such minimum number of hours or periods worked as shall be determined by Company management or the Committee in its discretion, subject to any requirements of the Code. The payment of a Director’s fee by the Company to a Director shall not alone be sufficient to constitute “employment” of such Director by the Company.

(s)	“Fair Market Value” shall mean, as of any date, the fair market value of Shares determined as follows:

(i)	If the Shares are listed on any established stock exchange or a national market system, including without limitation any national trading market operated by the NASDAQ Stock Market LLC (“NASDAQ”), its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as reported by such system or exchange, or, if there is more than one such system or exchange, the system or exchange with the greatest volume of trading in Shares, for the market trading day on the date of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable;

(ii)	If the Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean between the high bid and low asked prices for the Shares for the market trading day on the date of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(iii)	In the absence of an established market for the Shares, the Fair Market Value thereof shall be determined in good faith by the Committee.

(t)	“Grant Date” shall mean the date on which the Award is granted to the Participant by the Committee, as set forth in the Award Agreement.

(u)	“Incentive Stock Option” shall mean an option granted under Section 6(a) of the Plan that is intended to meet the requirements of Section 422 of the Code or any successor provision.

(v)	“ISO limit” shall mean the lesser of the Plan Limit (as defined in Section 4) or 14,314,887 million Shares, subject to adjustment as provided in the Plan and subject to the provisions of Section 422 or 424 of the Code or any successor provisions.

(w)	“Non-Qualified Stock Option” shall mean an option granted under Section 6(a) of the Plan that is not intended to be an Incentive Stock Option.

(x)	“Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

(y)	“Optionee” shall mean a Participant who has been granted an Option.

(z)	“Parent” shall have the meaning set forth in Section 424(e) of the Code or any successor provision.

(aa)	“Participant” shall mean an Eligible Person who has been granted an Award under the Plan.

(bb)	“Performance-Based Award” means any Restricted Stock Units granted to a Covered Employee that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code and the regulations promulgated thereunder.

(cc)	“Performance Criteria” means the criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for an individual for a Performance Cycle. The Performance Criteria (which shall be applicable to the organizational level specified by the Committee, including, but not limited to, the Company or a unit, division, group, or Subsidiary of the Company) that will be used to establish Performance Goals are limited to the following: earnings before interest, taxes, depreciation and amortization, net income (loss) (either before or after interest, taxes, depreciation and/or amortization), changes in the market price of the Shares, economic value-added, funds from operations or similar measure, sales or revenue, development, clinical or regulatory milestones, acquisitions or strategic transactions, operating income (loss), cash flow (including, but not limited to, operating cash flow and free cash flow), return on capital, assets, equity, or investment, stockholder returns, return on sales, gross or net profit levels, productivity, expense, margins, operating efficiency, customer satisfaction, working capital, earnings (loss) per Share, sales or market shares and number of customers, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group.

(dd)	“Performance Cycle” means one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Criteria will be measured for the purpose of determining a Participant’s right to and the payment of Restricted Stock Units. Each such period shall not be less than 12 months.

(ee)	“Performance Goals” means, for a Performance Cycle, the specific goals established in writing by the Committee for a Performance Cycle based upon the Performance Criteria.

(ff)	“Person” shall mean any individual, corporation, partnership, association or trust.

(gg)	“Plan” shall mean the Amarin Corporation plc 2011 Stock Incentive Plan, as amended from time to time, the provisions of which are set forth herein.

(hh)	“Restricted Stock Unit” means a unit representing the right to receive a payment in cash or Shares in the future granted under Section 6(b) of the Plan.

(ii)	“Share” or “Shares” shall mean the Company’s ordinary shares of £0.50 each or any ADSs (or equivalent security) as the case may be. If at any time ADSs or Shares are registered under the Securities Exchange Act of 1934, at least two members of the Committee shall qualify as non-Employee Directors within the meaning of Securities and Exchange Commission Regulation Section 240.16b-3.

(jj)	“Subsidiary” of the Company shall have the meaning set forth in Section 424(f) of the Code or any successor provision.

Section 3. Administration

(a)	Power and Authority of the Committee. The Plan shall be administered by the Committee. Subject to the express provisions of the Plan and to applicable law, the Committee shall have full power and authority to:

(i)	determine the Fair Market Value of the Shares, in accordance with the provisions of the Plan;

(ii)	select the Eligible Persons to whom Awards may from time to time be granted hereunder;

(iii)	determine whether and to what extent Awards are granted hereunder;

(iv)	grant Awards and to determine the exercise price, the term, the number and type of Shares and the vesting standards applicable to each such Award and any other terms, conditions and/or restrictions applicable to each such Award;

(v)	approve forms of agreement for use under the Plan;

(vi)	construe and interpret the terms of the Plan and Awards granted under the Plan;

(vii)	determine whether and under what circumstances an Award may be settled in Shares, cash or other consideration; and

(viii)	make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon any Participant, any holder or beneficiary of any Award and any employee of the Company or any Affiliate.

(b)	Delegation. The Committee may delegate its powers and duties under the Plan to one or more Directors or to one or more officers of the Company, subject to such terms, conditions and limitations as the Committee may establish in its sole discretion. The Committee may also employ attorneys, consultants, accountants or other professional advisors and shall be entitled to rely upon the advice, opinions or valuations of any such advisors.

(c)	Power and Authority of the Board of Directors. Notwithstanding anything to the contrary contained herein, the Board may, at any time and from time to time, without any further action of the Committee, exercise the powers and duties of the Committee under the Plan.

(d)	Effect of Committee’s Decision. All decisions, determinations and interpretations of the Committee shall be final and binding on all Participants.

(e)	Liability; Indemnification. No member of the Committee, no member of the Board, or any individual to whom duties have been delegated, shall be personally liable for any action, interpretation or determination made with respect to the Plan or Awards made thereunder, and each member of the Committee and of the Board shall be fully indemnified and protected by the Company with respect to any liability he or she may incur with respect to such action, interpretation or determination, to the extent permitted by applicable law.

Section 4. Shares Available for Awards

(a)

Shares Available. Subject to adjustment as provided in Section 4(c) of the Plan, the number of Shares in respect of which Awards may be made under this Plan on any day shall not exceed the sum of (i) 3.5 million Shares, (ii) the number of Shares that remain available for grants under the 2002 Plan as of the Effective Date and (iii) the number of Shares subject to grants under the 2002 Plan that are outstanding as of the Effective Date but subsequently become Lapsed Awards (as defined below) (“the Plan Limit”). Shares to be issued under the Plan may be either authorized but unissued Shares, or Shares acquired in the open market or otherwise. If any award over Shares granted under this Plan or the 2002 Plan expires or is forfeited, surrendered, canceled or otherwise terminated in whole or in part without Shares being issued (“Lapsed Award”), then the Shares subject to such Lapsed Award may, at the discretion of the Committee, be made available for subsequent grants under the Plan. Notwithstanding the foregoing, the number of Shares available for granting Incentive Stock Options under the Plan shall not exceed the ISO Limit, and Options with respect to no more than 3.5 million Shares may be granted to any one individual Participant during any one calendar year period.

(b)	Accounting for Awards. For purposes of this Section 4, if an Award entitles the holder thereof to receive or purchase Shares, the number of Shares covered by such Award or to which such Award relates shall be counted on the Grant Date of such Award against the aggregate number of Shares available for granting Awards under the Plan.

(c)	Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company or other similar corporate transaction or event that affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee will, in such manner as it may deem equitable and proportionate, adjust any or all of (i) the number and type of Shares (or other securities or other property) that thereafter may be made the subject of Awards, (ii) the number and type of Shares (or other securities or other property) subject to outstanding Awards and (iii) the purchase or exercise price with respect to any Award; provided, however, that the number of Shares covered by any Award or to which such Award relates shall always be a whole number.

Section 5. Eligibility

Any Eligible Person shall be eligible to be designated a Participant. In determining which Eligible Persons shall receive an Award and the terms of any Award, the Committee may take into account the nature of the services rendered by the respective Eligible Persons, their present and potential contributions to the success of the Company or such other factors as the Committee, in its discretion, shall deem relevant.

Section 6. Awards

(a)	Options. The Committee is hereby authorized to grant Options to Participants with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

(i)	Option Grant. Options granted herein may be either Incentive Stock Options within the meaning of Section 422 of the Code, as amended or Non-Qualified Stock Options. Incentive Stock Options may only be granted to full or part-time Employees (but only to the extent such Employees are considered common law employees), and an Incentive Stock Option shall not be granted to an Employee of an Affiliate unless such Affiliate is also a Subsidiary or Parent of the Company. Any Option not designated as an Incentive Stock Option shall be deemed a Non-Qualified Stock Option. In addition, if at any time an Option designated as an Incentive Stock Option fails to meet the requirements of Section 422 of the Code, it shall be redesignated as a Non-Qualified Stock Option on the date of such failure for income tax purposes automatically without further action by the Committee. Subject to the provisions of the Plan, the Committee shall, from time to time, determine the terms, conditions and restrictions upon which Options shall be granted.

(ii)	Exercise Price. Subject to the adjustment provisions above, the purchase price per Share purchasable under an Option shall be determined by the Committee; provided, however, that such purchase price shall not be less than 100% of the Fair Market Value of a Share on the Grant Date of such Option.

(iii)	Consideration. The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Committee (in its sole discretion) and may consist entirely of (a) cash or check, (b) for nonqualified stock options only, cancellation of indebtedness of the Company to Optionee, (c) surrender of other Shares that (i) have been owned by Optionee for more than six months on the date of surrender or such other period as may be required to avoid a charge to the Company’s earnings, and (ii) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of Shares to be purchased by Optionee as to which such Option shall be exercised, (d) if there is a public market for the Shares and they are registered under the Securities Act, delivery of a properly executed exercise notice together with such other documentation as the Committee and the broker, if applicable, shall require to effect an exercise of the Option and delivery to the Company of the sale or loan proceeds required to pay the aggregate exercise price and any applicable income or employment taxes, (e) any combination of the foregoing methods of payment, or (f) such other consideration and method of payment for the issuance of Shares to the extent permitted under Applicable Laws and as determined by the Committee. In making its determination as to the type of consideration to accept, the Committee shall consider if acceptance of such consideration may be reasonably expected to benefit the Company or result in the recognition of compensation expense (or additional compensation expense) for financial reporting purposes.

(iv)	Option Term. Except as otherwise provided herein, each Option shall have a term of ten years from the Grant Date of such Option.

(v)	Time and Method of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part.

(vi)	Vesting Schedule. Except as authorized by the Committee as permitted under the terms of this Plan, no Option will be exercisable until it has vested. The Committee will specify the vesting schedule for each Option at Grant Date, provided that if no vesting schedule is specified at the time of grant, the Option shall vest in full over the course of four years from Grant Date as follows:

(A)	twenty five percent (25%) of the total number of Shares granted under the Option shall vest on the first anniversary of Grant Date;

(B)	twenty five percent (25%) of the Shares granted under the Option shall vest on the second anniversary of Grant Date;

(C)	twenty five percent (25%) of the Shares granted under the Option shall vest on the third anniversary of Grant Date; and

(D)	twenty five percent (25%) of the Shares granted under the Option shall vest on the fourth anniversary of Grant Date.

The Committee may specify a vesting schedule for all or any portion of an Option based on the achievement of performance objectives with respect to the Company, an Affiliate, Parent, Subsidiary and/or Optionee, and as shall be permissible under the terms of the Plan.

(vii)

Procedure for Exercise; Rights as a Shareholder. An Option shall be deemed to be exercised when (A) written notice of such exercise has been given to the Company in accordance with the terms of the Option by the person entitled to exercise the Option and the Company has received full payment for the Shares with respect to which the Option is exercised; and (B) (where appropriate) the Participant has received clearance to exercise such Option in accordance with the Company’s share dealing code. An Option may not be exercised for a fraction of a Share. Full payment may, as authorized by the Committee, consist of any consideration and method of payment as described above. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such

Shares, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Shares subject to the Option, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such stock certificate within 28 days upon exercise of the Option.

(viii)	Incentive Stock Options. Notwithstanding anything in the Plan to the contrary, the following additional provisions shall apply to the grant of Options which are intended to qualify as Incentive Stock Options:

(A)	The aggregate Fair Market Value (determined as of the time the Option is granted) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under this Plan and all other plans of the Company and its Affiliates) shall not exceed $100,000 in value, and to the extent that the Fair Market Value of such Shares exceeds $100,000 (or any such higher figure as determined under Section 422 of the Code), such Options shall be deemed to be Non-Qualified Options for the purposes of this Plan.

(B)	All Incentive Stock Options must be granted within ten years from the earlier of the date on which this Plan was adopted by the Board of Directors or the date this Plan was approved by the shareholders of the Company.

(C)	Unless sooner exercised, all Incentive Stock Options shall expire and no longer be exercisable no later than 10 years after the date of grant; provided, however, that in the case of a grant of an Incentive Stock Option to a Participant who, at the time such Option is granted, owns (within the meaning of Section 422 of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its Affiliates, such Incentive Stock Option shall expire and no longer be exercisable no later than 5 years from the date of grant.

(D)	The purchase price per Share for an Incentive Stock Option shall be not less than 100% of the Fair Market Value of a Share on the date of grant of the Incentive Stock Option; provided, however, that, in the case of the grant of an Incentive Stock Option to a Participant who, at the time such Option is granted, owns (within the meaning of Section 422 of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its Affiliates, the purchase price per Share purchasable under an Incentive Stock Option shall be not less than 110% of the Fair Market Value of a Share on the date of grant of the Incentive Stock Option.

(E)	Any Incentive Stock Option authorized under the Plan shall contain such other provisions as the Committee shall deem advisable, but shall in all events be consistent with and contain all provisions required in order to qualify the Option as an Incentive Stock Option.

(b)	Restricted Stock Units. The Committee is hereby authorized to grant Restricted Stock Units representing the right to receive a payment in cash or Shares in the future to Participants subject to the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

(i)

Settlement. Upon vesting of a Restricted Stock Unit, the Participant shall be entitled to a payment equal to the Fair Market Value of the Shares subject to the Restricted Stock Unit Award as at the date of vesting. Any payment which may become due from the Company as a result of the vesting of a Participant’s Restricted Stock Units shall be paid to the Participant in cash, or if otherwise determined by the Committee, in Shares or in any combination of cash or Shares. Payments shall be made to Participants with respect to their Restricted Stock Units as soon as practicable after vesting, subject to compliance with any Applicable Laws. In the event that all or a portion of the payment is made in Shares, the Committee may impose such restrictions concerning their transferability and/or their forfeiture as may be provided in the applicable Award Agreement or as the Committee may otherwise determine, provided such determination is made on or before the date certificates for such Shares are first delivered to the applicable Participant.

(ii)	Vesting Schedule. The Committee will specify the vesting schedule for each Restricted Stock Unit at Grant Date, provided that if no vesting schedule is specified at the time of grant, the Restricted Stock Unit shall vest in full over the course of four years from Grant Date as follows:

(A)	twenty five percent (25%) of the total number of Shares subject to the Restricted Stock Unit shall vest on the first anniversary of Grant Date;

(B)	twenty five percent (25%) of the Shares subject to the Restricted Stock Unit shall vest on the second anniversary of Grant Date;

(C)	twenty five percent (25%) of the Shares subject to the Restricted Stock Unit shall vest on the third anniversary of Grant Date; and

(D)	twenty five percent (25%) of the Shares subject to the Restricted Stock Unit shall vest on the fourth anniversary of Grant Date.

The Committee may specify a vesting schedule for all or any portion of a Restricted Stock Unit based on the achievement of performance objectives with respect to the Company, an Affiliate, Parent, Subsidiary and/or Participant, and as shall be permissible under the terms of the Plan.

Notwithstanding the foregoing, in the event that any such Restricted Stock Units have a performance-based goal, the restriction period shall not be less than one year, and in the event the Restricted Stock Units shall have a time-based restriction, the total restriction period shall not be less than three years; provided, however, that any Restricted Stock Units with a time-based restriction may become vested incrementally over such three-year period; and provided further that, notwithstanding the foregoing, Restricted Stock Units in respect of up to 5% of the Shares eligible for issuance under Section 4(a) measured at the Effective Date may be granted in the aggregate to any one or more eligible Participants without respect to such minimum vesting provision.

(iii)	Rights as a Shareholder. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Shares subject to the Restricted Stock Unit, notwithstanding the vesting of the Restricted Stock Unit. Subject to compliance with all Applicable Laws, the Company shall issue (or cause to be issued) such stock certificate within 28 days following vesting of the Restricted Stock Unit.

(iv)	Dividend Equivalents. The Committee may, in its sole discretion, pay to the Participant following vesting of his Restricted Stock Unit (on the same date as such cash or Shares are paid upon vesting of such Restricted Stock Unit) an amount in cash or Shares up to the amount of any dividends that would have been paid if the number of Shares subject to the portion of the Restricted Stock Unit that vests had been issued to the Participant on the Grant Date. The payments will be subject to any necessary income tax or other withholdings as provided for in Section 10 of this Plan.

(v)

Performance-Based Awards. Any Employee or other key person providing services to the Company and who is selected by the Committee may be granted one or more Performance-Based Awards in the form of Restricted Stock Units payable upon the attainment of Performance Goals that are established by the Committee and relate to one or more of the Performance Criteria, in each case on a specified date or dates or over any period or periods determined by the Committee. The Committee shall define in an objective fashion the manner of calculating the Performance Criteria it selects to use for any Performance Cycle. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit, or an individual. The Committee, in its discretion, may adjust or modify the calculation of Performance Goals for such Performance Cycle in order to prevent the dilution or enlargement of the rights of an individual (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development, (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or (iii) in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions provided however, that the Committee may not exercise such discretion in a manner that would increase the Restricted Stock Units granted to a Covered Employee. Each grant of Performance-Based Awards shall comply with the provisions set forth below:

(A)	Grant of Performance-Based Awards. With respect to each Performance-Based Award granted to a Covered Employee, the Committee shall select, within the first 90 days of a Performance Cycle (or, if shorter, within the maximum period allowed under Section 162(m) of the Code) the Performance Criteria for such grant, and the Performance Goals with respect to each Performance Criterion (including a threshold level of performance below which no amount will become payable with respect to such Award). Each Performance-Based Award will specify the amount payable, or the formula for determining the amount payable, upon achievement of the various applicable performance targets. The Performance Criteria established by the Committee may be (but need not be) different for each Performance Cycle and different Performance Goals may be applicable to Performance-Based Awards to different Covered Employees.

(B)	Payment of Performance-Based Awards. Following the completion of a Performance Cycle, the Committee shall meet to review and certify in writing whether, and to what extent, the Performance Goals for the Performance Cycle have been achieved and, if so, to also calculate and certify in writing the amount of the Performance-Based Awards earned for the Performance Cycle. The Committee shall then determine the actual size of each Covered Employee’s Performance-Based Award, and, in doing so, may reduce or eliminate the amount of the Performance-Based Award for a Covered Employee if, in its sole judgment, such reduction or elimination is appropriate. The Performance-Based Award shall be settled in accordance with Section 6(b)(i).

(C)	Maximum Award Payable. The maximum Performance-Based Award payable to any one Covered Employee under the Plan for a Performance Cycle is a payment equal to the Fair Market Value at the date of vesting of 3.5 million Shares (subject to adjustment as provided in Section 4(c) hereof).

(c)	Grant of Unrestricted Shares to Directors. The Committee is hereby authorized to grant Shares to any Director free of any restrictions (in a manner not inconsistent with the provisions of the Plan as the Committee shall determine), provided that if any such grant is to be satisfied by a new issue of Shares, the Director shall pay an amount for the Shares which is at least equal to their aggregate nominal values.

(d)	General

(i)	No Cash Consideration for Awards. Awards shall be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law.

(ii)

Limits on Transfer of Awards. No Award and no right under any such Award shall be transferable by a Participant otherwise than by will or by the laws of descent and distribution relevant to the participant, or to a Participant’s family member (as defined in Section 1(a)(5) of General Instruction A to Form S-8 promulgated under the US Securities Exchange Act of 1934, as amended) as a gift or under a domestic relations order (as defined in Section 414(p) of the Code) and the Company shall not be required to recognize any attempted assignment of such rights by any Participant. Each Award or right under any Award shall be exercisable during the Participant’s lifetime only by the Participant or, if permissible by the Participant’s guardian or legal representative as set forth above. No Award or right under any such Award may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate.

(iii)	Term of Awards. The term of each Award shall be for such period as may be determined by the Committee; provided, however, that an Option granted hereunder shall not be exercisable after the expiration of 10 years from the date the Option is granted.

(iv)	Restrictions; Securities Exchange Listing. All Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such restrictions as the Committee may deem advisable under the Plan, Applicable Laws, and the Committee may cause appropriate entries to be made or legends to be affixed to reflect such restrictions. If any securities of the Company are traded on a securities exchange, the Company shall not be required to deliver any Shares or other securities covered by an Award unless and until such Shares or other securities have been admitted for trading on such securities exchange.

Section 7. Change of Control

(a)	Meaning of Change of Control. Each of the following events shall constitute a “Change of Control” for purposes of the Plan:

(i)	any person or company (either alone or together with any person or company acting in concert with him or it) (an “Acquiring Company”)) obtaining Control of the Company,

(ii)	any person or company that Controls the Company becoming bound or entitled to acquire Shares under sections 974 to 991 of the UK Companies Act 2006,

(iii)	any court sanctioning a compromise or arrangement under section 899 of the UK Companies Act 2006,

(iv)	a resolution being tabled for the voluntary winding-up of the Company, and

(v)	any Acquiring Company acquiring all or substantially all of the assets of the Company.

(b)	Exercise of Vested Options. In the event of a Change of Control, Optionees may exercise their Options to the extent vested immediately prior to the Change of Control within 12 months following the Change of Control, following which the Options will lapse; save that the Committee may, in its absolute discretion permit or require any Optionees to exercise their vested Options during any specified period before the Change of Control, such exercise to be effective immediately prior to the Change of Control becoming effective, following which the vested Options would lapse on the Change of Control. In no event, however, may the Option be exercised after the expiration of the Option’s term, as determined under Section 6(d)(iii).

(c)	Acceleration of Vesting. Subject to Section 7(d), in the event of a Change of Control:

(i)	in the case of any Award held by any Director (other than the Chief Executive Officer of the Company), any part of any such Director’s Awards that has not vested at the date of such Change of Control shall vest immediately prior to such Change of Control and be exercisable in accordance with Section 7(b); and

(ii)

in the case of any Award held by any other Participant (being the Chief Executive Officer and Participants who are not Directors), the Award (or any award that replaces the Award under Section 7(d)) shall continue to vest following the Change of Control and if within two years following such Change of Control, any such Participant’s employment or engagement is terminated by the Company for any reason other than for Cause, any part of any such Participant’s Awards or replacement awards that has not vested at the date of such termination shall vest upon such termination and all such Optionee’s Options or replacement options will, unless otherwise agreed between the Company and the Acquiring Company, thereafter lapse twelve months following the date of such termination (or, if earlier, the expiration date of the Option).

(iii)	The Committee may additionally also accelerate the vesting of one or more outstanding Awards at such times and in such amounts as it determines in its sole discretion.

(d)	Replacement of Awards. The Committee may, in its absolute discretion, procure that immediately prior to a Change of Control, Participants shall be granted new rights in substitution for all or any part of the Awards they hold, which new rights shall be no less valuable overall than the prior rights at the time of substitution, in which case no accelerated vesting or rights of exercise shall arise under Section 7(c)(i) and the original Awards shall lapse in accordance with this Plan.

(e)	Cashout of Awards. In the event of a Change in Control, the Committee may provide, in its sole discretion, for the settlement of any outstanding Awards in cash or cash equivalents, whether or not then vested or exercisable, and the Awards shall lapse on consummation of such Change in Control.

Section 8. Effect of Termination

(a)	Termination for Cause. Notwithstanding any other provisions of this Plan, and unless otherwise determined by the Committee, if a Participant’s Continuous Status as an Employee or Consultant is terminated for Cause, Awards granted under this Plan shall lapse immediately.

(b)	Death or Disability. Unless otherwise determined by the Committee, if a Participant’s Continuous Status as an Employee or Consultant is terminated by reason of death or permanent and total disability, Restricted Stock Units shall vest pro-rata to the time elapsed between Grant Date and the date of termination and to the extent any Option is then vested and exercisable, it shall be exercisable for twelve months following the date of the Optionee’s death or permanent and total disability. In the case of the Optionee’s death, Restricted Stock Units shall vest in full and Options may be exercised by the Optionee’s designated beneficiary or estate giving written notice to the Committee stating the number of Shares with respect to which the Option is being exercised and contemporaneously tendering payment, in cash, for the Shares. In no event, however, may an Option be exercised after the expiration of the Option’s term, as determined under Section 6(d)(iii). For purposes of the Plan, “permanent and total disability” shall mean that the Committee has determined that the Participant is disabled within the meaning of Section 22(e)(3) of the Code.

(c)	Other Termination. Unless otherwise determined by the Committee, if a Participant’s Continuous Status as an Employee or Consultant is terminated for any reason other than for Cause, death or permanent and total disability, Restricted Stock Units shall vest pro-rata to the time elapsed between Grant Date and the date of termination and to the extent any Option is then vested and exercisable, it shall be exercisable for twelve months following the date of such termination. In order for an Option to retain its status as an Incentive Stock Option, it must be exercised within three months following the date of such termination. In no event, however, may the Option be exercised after the expiration of the Option’s term, as determined under Section 6(d)(iii).

Section 9. Amendment and Termination; Adjustments

(a)	Amendments to the Plan. The Board may amend, alter, suspend, discontinue or terminate the Plan at any time; provided, however, that, notwithstanding any other provision of the Plan or any Award Agreement, without the approval of the shareholders of the Company, no such amendment, alteration, suspension, discontinuation or termination shall be made that, absent such approval:

(i)	would violate the rules or regulations of the NASDAQ National Market System or any securities exchange that are applicable to the Company; or

(ii)	would cause the Company to be unable, under the Code, to grant Incentive Stock Options under the Plan.

In no event shall the Board or Committee exercise its discretion to reduce the exercise price of outstanding Options or effect repricing through cancellation and re-grants or cancellation of Options in exchange for cash.

(b)	Amendments to Awards. The Committee may waive any conditions of or rights of the Company under any outstanding Award, prospectively or retroactively. Except as otherwise provided herein or in the Award Agreement, the Committee may not amend, alter, suspend, discontinue or terminate any outstanding Award, prospectively or retroactively, if such action would adversely affect the rights of the holder of such Award, without the written consent of the Participant or holder or beneficiary thereof.

(c)	Correction of Defects, Omissions and Inconsistencies. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry the Plan into effect.

Section 10. Income and Other Withholdings

In order to comply with all applicable federal or state income tax laws and social security contributions or regulations and (where applicable) the laws and regulations of the United Kingdom and the United States of America and any other relevant country, the Company may take such action as it deems appropriate to ensure that all applicable national, federal or state payroll, withholding, income or other taxes and social security contributions, which are the sole and absolute responsibility of a Participant, are withheld or collected from such Participant. In order to assist a Participant in paying all or a portion of any such taxes or social security contributions to be withheld or collected upon exercise or receipt of (or the lapse of restrictions relating to) an Award, the Committee, in its discretion and subject to such additional terms and conditions as it may adopt, may permit the Participant to satisfy such tax obligation and social security contributions by (i) electing to have the Company withhold a portion of the Shares otherwise to be delivered upon exercise or receipt, vesting or the lapse of restrictions relating to such Award with a Fair Market Value equal to the minimum amount of such taxes and social security contributions or (ii) delivering to the Company Shares other than Shares issuable upon exercise, vesting or receipt of or the lapse of restrictions relating to such Award with a Fair Market Value equal to the minimum amount of such taxes and social security contributions required to be withheld. Shares withheld or delivered shall be valued at their Fair Market Value as determined by the Committee, in its discretion, as of the date when income is required to be recognized for income tax purposes. The Participant shall, if so required by the Company or his employer, enter into an agreement or election for the transfer to the employee of the employer’s liability to UK National Insurance Contribution arising on the grant, exercise, vesting, assignment or cancellation of any Award as permitted by the applicable law for the time being.

Section 11. General Provisions

(a)	No Rights to Awards. No Eligible Person, Participant or other Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Eligible Persons, Participants or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to any Participant or with respect to different Participants.

(b)	Award Agreement. In connection with each grant of an Award under this Plan, the Participant and the Company shall execute a written agreement containing such restrictions, terms, and conditions, if any, as the Committee may require. No Participant will have rights under an Award granted to such Participant unless and until and Award Agreement shall have been duly executed on behalf of the Company and, if requested by the Company, signed by the Participant.

(c)	Plan Provisions. In the event that any provision of an Award Agreement conflicts with or is inconsistent in any respect with the terms of the Plan as set forth herein or subsequently amended, the terms of the Plan shall control. In the event, the Plan is silent as to a term, provision or restriction contained in an Award Agreement, the term, provision or restriction of the Award Agreement shall govern. Similarly, in the event the Award Agreement is silent as to a term, provision or restriction contained in the Plan, the term, provision or restriction of the Plan shall govern.

(d)	No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

(e)	No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained as an Employee, Director, Consultant or independent contractor of the Company or any Affiliate, nor will it affect in any way the right of the Company or an Affiliate to terminate such employment relationship at any time, at will, with or without Cause. In addition, the Company or an Affiliate may at any time terminate a Participant’s employment relationship with the Company or an Affiliate free from any liability or any claim under the Plan or any Award, unless otherwise expressly provided in the Plan or in any Award Agreement.

(f)	Governing Law. The validity, construction and effect of the Plan or any Award, and any rules and regulations relating to the Plan or any Award, shall be determined in accordance with the laws of the State of New York, United States.

(g)	Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to Applicable Laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction or Award, and the remainder of the Plan or any such Award shall remain in full force and effect.

(h)	No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

(i)	No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash shall be paid in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

(j)	Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

(k)	Stockholder Rights. The Participant or other person or entity exercising an Option shall have no rights as a stockholder of record of the Company with respect to Shares issuable pursuant to an Award until such certificate representing Shares, registered in the Participant’s name have been issued to the Participant.

(l)	Notices. Notices required or permitted to be made under the Plan shall be sufficiently made if sent by overnight courier, registered or certified mail, return receipt requested, facsimile or first class mail addressed to the Committee at its offices, which notice shall effective upon its receipt. Each notice shall be addressed to (i) the Participant at the Participant’s last known address as set forth in the books and records of the Company or an Affiliate, if any, or (ii) the Company or the Committee at the principal office of the Company.

Section 12. Effective Date of the Plan

The Plan shall be effective as of its approval by the shareholders of the Company (the “Effective Date”).

Section 13. Term of the Plan

No Award shall be granted under the Plan after the tenth anniversary of the Effective Date or any earlier date of discontinuation or termination established pursuant to the Plan. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond such date.

Section 14. Section 409A of the US Internal Revenue Code

It is intended that this Plan and the Awards granted under the Plan will comply with Section 409A of the Code and any regulations and guidelines promulgated thereunder (collectively, “Section 409A”), to the extent the Plan and the Awards are subject thereto, and the Plan and such Awards shall be interpreted on a basis consistent with such intent. Without limiting the generality of the foregoing, it is intended that any adjustment to an Award made pursuant to Section 4(c), Section 7(d) or otherwise under the Plan will not cause any Award to be treated as deferred compensation subject to Section 409A.

PROXY FORM

AMARIN CORPORATION PLC

For use at the Annual General Meeting to be held at Herbert Park Hotel, Ballsbridge,

Dublin 4, Ireland at 8 a.m. on Tuesday, 12 July 2011.

I/We

(Name in full block capitals please)

of

being (a) member(s) of Amarin Corporation plc (the “Company”) hereby appoint the Chairman of the meeting or (see note 5 below)

as my/our proxy to attend, speak and vote for me/us and on my/our behalf as identified by an “X” in the appropriate box below at the annual general meeting of the Company to be held at 8 a.m. on Tuesday, 12 July 2011 and at any adjournment of the meeting. This form of proxy relates to the resolutions referred to below.

I/We instruct my/our proxy to vote as follows:

	Resolutions	For	Against	Abstain (see note 2)	Discretionary (see note 3)
1.	Ordinary resolution to re-elect Dr. Joseph Anderson as a director.
2.	Ordinary resolution to re-elect Dr. James I. Healy as a director.
3.	Ordinary resolution to elect Ms. Kristine Peterson as a director.
4.	Ordinary resolution to elect Dr. David Feigal as a director.
5.	Ordinary resolution (advisory, non-binding vote) on the Company’s executive compensation.

		One Year	Two Years	Three Years	Abstain (see note 2)	Discretionary (see note 3)
6.	Ordinary resolution (advisory, non-binding vote) on the frequency of future advisory votes on executive compensation

		For	Against	Abstain (see note 2)	Discretionary (see note 3)
7.	Ordinary resolution (advisory, non-binding vote) on the directors’ remuneration report for the fiscal year ended December 31, 2010

		For	Against	Abstain (see note 2)	Discretionary (see note 3)
8.	Ordinary resolution to re-appoint Deloitte & Touche LLP as auditors of the Company and to authorise the audit committee of the board of directors of the Company to fix their remuneration.
9.	Special resolution to adopt and approve the Amarin Corporation Plc 2011 Stock Incentive Plan

Dated this                                                   2011

Signature(s)

Notes:

1.	Please indicate with an “X” in the appropriate box how you wish the proxy to vote. In the absence of any indication, the proxy will exercise his/her discretion as to whether and how he/she votes. The proxy may also vote or abstain from voting as he/she thinks fit on any other business which may properly come before the meeting.

2.	If you mark the box “abstain”, it will mean that your proxy will abstain from voting and, accordingly, your vote will not be counted either for or against the relevant resolution.

3.	If you mark the box “discretionary”, the proxy can vote as it chooses or can decide not to vote at all.

4.	The form of proxy should be signed and dated by the member or his attorney duly authorised in writing. If the appointer is a corporation this proxy should be under seal or under the hand of an officer or attorney duly authorised. Any alteration made to the form of proxy should be initialled.

5.	To be valid, this form of proxy, together with a duly signed and dated power of attorney or any other authority (if any) under which it is executed (or a notarially certified copy of such power of attorney or other authority) must be signed and dated and lodged at the Company’s registrars at the address below, so as to be received by 8:00 a.m. on Friday, 8 July 2011.

6.	A proxy need not be a member of the Company. A member may appoint a proxy of his/her own choice. If you wish to appoint someone else, please delete the words “the Chairman of the meeting” and insert the name of the person whom you wish to appoint in the space provided. The Chairman of the meeting will act as your proxy, whether or not such deletion is made, if no other name is inserted. A member may appoint more than one proxy in relation to the meeting provided that each proxy is appointed to exercise rights attached to different shares.

7.	In the case of joint holders, signature of any one holder will be sufficient, but the names of all the joint holders should be stated. The vote of the senior holder (according to the order in which the names stand in the register of members in respect of the holding) who tenders a vote in person or by proxy will be accepted to the exclusion of the vote(s) of the other joint holder(s).

8.	Completion and return of a form of proxy will not preclude a member from attending the meeting and voting in person.

Address for lodgment of Proxies:

Equiniti

Aspect House

Spencer Road

Lancing

West Sussex

United Kingdom

BN99 6ZL